AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 29, 1999


                           REGISTRATION NO. 333-88031

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         YAK COMMUNICATIONS (USA), INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

            FLORIDA                        7385                  98-0203422
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)  CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)

                         55 TOWN CENTRE COURT, SUITE 506
                            TORONTO, ONTARIO M1P 4X4
                                     CANADA
                                 (416) 296-7111
                   (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL
               EXECUTIVE OFFICES AND PRINCIPAL PLACE OF BUSINESS)

                        --------------------------------

                                 CHARLES ZWEBNER
                       PRESIDENT & CHIEF EXECUTIVE OFFICER
                         55 TOWN CENTRE COURT, SUITE 506
                            TORONTO, ONTARIO M1P 4X4
                                     CANADA
                                 (416) 296-7111
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                        --------------------------------

                                   COPIES TO:
                              DENNIS J. OLLE, ESQ.
                              ADORNO & ZEDER, P.A.
                            2601 SOUTH BAYSHORE DRIVE
                              MIAMI, FLORIDA 33133
                                 (305) 860-7044

                        --------------------------------

          APPROXIMATE DATE OF PROPOSED SALES TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

         IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX. [X]

         IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

         IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

         IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(D) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

         IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                                          CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
     TITLE OF EACH CLASS OF          AMOUNT TO BE         PROPOSED MAXIMUM            PROPOSED MAXIMUM             AMOUNT OF
   SECURITIES TO BE REGISTERED        REGISTERED         OFFERING PRICE PER       AGGREGATE OFFERING PRICE      REGISTRATION FEE
                                                               SHARE
--------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK, NO PAR VALUE           1,688,000(1)            $10.00(2)                 $16,880,000(2)              $4,692.65
--------------------------------------------------------------------------------------------------------------------------------


----------
(1) Includes 188,000 shares issuable upon exercise of warrants issued to a selling shareholder, and 1,500,000 shares which we propose to sell to the general public.


(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c).


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

           PROSPECTUS (SUBJECT TO COMPLETION) DATED DECEMBER 29, 1999

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                         YAK COMMUNICATIONS (USA), INC.
          A minimum of 600,000 shares and a maximum of 1,500,000 shares issuable to the general public, and 188,000 shares of common stock underlying warrants issuable to a selling shareholder

         This is the initial registered public offering of Yak Communications
(USA), Inc., and we are offering a minimum of 600,000 shares and a maximum of 1,500,000 shares of common stock to the general public. We have also prepared this prospectus to allow a selling stockholder to sell up to 188,000 shares of our common stock which it may acquire on exercise of warrants. We will receive the proceeds from our sale of the shares of our common stock to the general public and from the selling stockholder's exercise of the warrants, if any. We will not receive any proceeds from the sale of shares by the selling stockholder. The selling stockholder is under no obligation to exercise the warrants. We expect that the price of our common stock will be between $7.50 and some greater price as may be set in the auction process. See "Company's Plan of Distribution." This price may not reflect the market price of our shares after this offering. We have applied to have our common stock listed on the AMEX market.



                        -----------------------------------------------------------------------
                                   MINIMUM OFFERING                     MAXIMUM OFFERING
                        ---------------------------------      --------------------------------
                               PER SHARE         TOTAL              PER SHARE          TOTAL
-----------------------------------------------------------------------------------------------
Public Offering Price            $7.50         $4,500,000             $7.50         $11,250,000
-----------------------------------------------------------------------------------------------
Offering Expenses                $0.417          $250,000             $0.167           $250,000
-----------------------------------------------------------------------------------------------
Net Proceeds                     $7.083        $4,250,000             $7.333        $11,000,000
-----------------------------------------------------------------------------------------------



       Investing in our common stock involves a high degree of risk. Please see "Risk Factors" starting on page 3 to read about certain risks that you should consider carefully before buying shares of our common stock.

       The Securities and Exchange Commission and state regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. It is a crime to make any representation to the contrary.

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----

PROSPECTUS SUMMARY..........................................................1

RISK FACTORS................................................................3


USE OF PROCEEDS.............................................................9

MANAGEMENT'S PLAN OF OPERATIONS............................................10

IMPACT OF THE YEAR 2000 ISSUE..............................................11

OUR COMPANY................................................................12

FORWARD-LOOKING STATEMENTS.................................................22

MANAGEMENT.................................................................23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................26

PRINCIPAL SHAREHOLDERS.....................................................27

SELLING SHAREHOLDER'S PLAN OF DISTRIBUTION.................................30

COMPANY'S PLAN OF DISTRIBUTION.............................................32

DESCRIPTION OF SECURITIES..................................................36

LEGAL MATTERS..............................................................39

EXPERT ....................................................................39

WHERE YOU CAN FIND ADDITIONAL INFORMATION..................................39


AUDITED FINANCIAL STATEMENTS..............................................F-1


INFORMATION NOT REQUIRED IN PROSPECTUS...................................II-1

                               PROSPECTUS SUMMARY

                         YAK COMMUNICATIONS (USA), INC.


       We were incorporated under the laws of the State of Florida in December 1998 to develop and offer international long distance discount services to medium and small-sized businesses and residential customers with an initial emphasis on targeting those ethnic markets that make a significant amount of international long distance calls. We began offering international long distance calling services in July 1999. We currently market our services in Toronto and in Montreal, and intend to expand our marketing to Vancouver, Miami, New York, Los Angeles and San Francisco in 2000.

       International long distance traffic is generally transmitted through an international gateway switching facility. International gateway switches are digital computerized routing facilities that receive calls, route calls through transmission lines to their destination, and record information about the source, destination and duration of calls. We currently operate an international gateway switch in Toronto, and expect to begin operation of an international gateway switch in New York in January 2000.

       We rely on resale arrangements to secure low-cost transmission of calls that are routed through our gateway switching facilities. Resale arrangements typically involve the wholesale purchase and sale of transmission and termination services between long distance providers on a variable, per minute basis. Resale arrangements set per minute prices for different routes.

       We currently offer a dial-around service (also known as "casual calling"). This allows the customer to dial around his existing long distance carrier on any call by entering a few digits prior to making the call, without switching long distance carriers. We will also offer the customer the ability to automatically switch long distance calls from his existing long distance carrier to our long distance service, known as "1 + billing".

       To date, we have had limited operating revenues. We will continue to incur costs in excess of our operating revenues in connection with the development of our business and it is uncertain when, if ever, we will achieve sufficient revenues to offset these operating costs. Our operating expenses are likely to significantly increase with our planned expansion of markets and services.

       We intend to provide our customers with internet telephony as the associated technology emerges. This is expected to allow PC-to-Phone, PC-to-PC, and Phone-to-Phone internet calling. Currently, transmission of voice over the internet costs substantially less than transmission of voice over telephone transmission facilities. In addition, when the internet is used for the transmission rather than using international telephone transmission facilities, there are currently no "settlement" fees, which are international calling charges paid by phone companies in a call's country of origin to the phone company in the country where a call is terminated. We expect that as the quality of internet telephony transmission improves, we will be able to use our gateway switching facilities to connect conventional phone systems to the internet and use the lower-cost internet as the link for long-distance calls.

       We also intend to provide to our customers with value added internet-telephony services as the supporting technology continues to improve. We expect these services to include:

       /bullet/ internet incoming telephone alerts and available response capabilities

       /bullet/ internet e-commerce communication service allowing the user to simultaneously remain on a business web site and talk directly with the business while continuing to view the web site, and

       /bullet/ internet to telephone, including wireless, calling, paging, faxing, e-mail and voice-mail sending and retrieving facilities.

       We expect to be able to provide all of these services and voice communications to our customers by integrating and bridging the public switched telephone network and the world wide web, thus allowing telephone, cellular and other wireless devices to communicate with these and other devices connected to the internet.

       For our ethnic markets we intend to introduce these services in multiple languages with imbedded translation facilities and speech recognition.

       We expect that these services will be available to our customers on a monthly subscription basis with varying prices depending on the package of services to which the customer chooses to subscribe. In addition, we intend to create a revenue stream from advertisers where our delivery system to our customers will allow for advertising space to be sold. Whenever possible, we intend to continue to bill and collect for these services through the local phone company from which the customer rents his local lines, using the technology and agreement terms that we currently use for our billing and collection of long distance discount calling services. See "Our Company -- Billing Agreements."

       Unless otherwise indicated, all information in this prospectus reflects our 1 for 5 reverse split of our common stock, which occurred in December, 1999. The method we are using to distribute our shares in this offering differs from that traditionally used in public offerings. Our shares' public offering price will be determined primarily by an auction process. A more detailed description of this process is included in "Company's Plan of Distribution."


       Our offices are located at 55 Town Centre Court, Suite 506, Toronto, Ontario, Canada. Our telephone number is (416) 296-7111. Our facsimile number is
(416) 279-1372. Our world-wide web address is www.yakcom.com. Information contained in our web site is not part of this prospectus.

                                  RISK FACTORS


In addition to the other information included in this prospectus, prospective purchasers should carefully consider the following.

WE ARE A START UP COMPANY WITH LIMITED REVENUES, AND HAVE NEVER BEEN PROFITABLE.

       From our incorporation in December 1998 through June 1999, we focused on formulating our plans and developing our facilities to provide long distance services. We commenced providing telephone calling services in July 1999 in Toronto and in October 1999 in Montreal; accordingly, we do not have a prolonged operating history upon which you can evaluate our business and prospects. Although our initial business has developed so that we have narrowed the rate of our losses, an investment in our company is still subject to many of the risks involved in a newly established business venture. We may continue to incur costs in excess of our operating revenues in connection with the development of our business and it is uncertain when, if ever, we will achieve sufficient revenues to offset these operating costs. You should consider the problems, delays, expenses and difficulties encountered by companies at this early stage of operations, many of which may be beyond our control, including marketing and service introduction, competition, new market acceptance of our services, and unanticipated problems and additional costs relating to the development of our services.


       Our success will depend on our ability to provide long distance telephone calls at a discount from the prices offered by the larger, established carriers, and to successfully market our discounted long distance time. The prospects for our success must be considered in light of the risks, expenses and difficulties often encountered in the development of a new startup business. Accordingly, AN INVESTMENT IN OUR COMMON STOCK IS A HIGH-RISK SPECULATIVE INVESTMENT SUITABLE ONLY FOR PERSONS HAVING NO NEED FOR LIQUIDITY IN THEIR INVESTMENT AND WHO HAVE ADEQUATE FINANCIAL RESOURCES TO WITHSTAND A TOTAL LOSS OF THEIR INVESTMENT.


OUR FAILURE TO OBTAIN ADDITIONAL FINANCING WHEN NEEDED COULD ADVERSELY AFFECT OUR BUSINESS.

       Our working capital requirements in connection with the expansion of our business will be material. We anticipate that the net proceeds from this offering and our anticipated cash flow from operations will be sufficient to satisfy our working capital requirements for at least the next twelve months; however, we plan to incur additional costs over the next twelve months in connection with our plans to expand our geographic markets and our service offerings. We may need to seek additional financing sooner than we anticipate if our sales do not grow as we anticipate, or we accelerate our expansion plans. If we need additional financing to carry out our intended activities, there can be no assurance that any such financing will be available, or if available, will be on terms acceptable to us. Any inability to raise sufficient working capital in the future when needed would limit or prevent our ability to expand at a rate currently contemplated, and could impair our ability to continue operations.

DISCOUNT TELECOMMUNICATIONS IS A HIGHLY COMPETITIVE INDUSTRY AND
WE MAY NOT HAVE THE RESOURCES TO ADEQUATELY COMPETE.

       The performance of discount telecommunications companies is affected by the quality of their services and their prices. We purchase discounted calling services from providers with clear, relatively static-free lines that are generally free from echos and delays between speaking and hearing. In addition, at the current time our prices for international calls are among the lowest in our markets. Although currently we compete favorably in our initial markets, there are several small companies, as well as some larger companies that have greater resources than we have, and each of these other companies provides similar long distance communications services. Additionally, there is nothing to prevent the largest of the companies involved in the telecommunications industry from entering the "casual calling" market. These larger, established telecommunications companies not only have greater resources than we do, they also have significantly greater experience and name recognition than we do. Some of these larger existing and potential competitors have the potential marketing advantage of being able to offer multiple services and products to our current or prospective customers. One or more of these competitors could also improve their current services and products or develop new products which may compete more effectively with us.

       New technology introduced into discount calling services or in other calling methods could render our method of "casual calling" obsolete. These new technologies include, among others, personal computer telephony and internet voice communications. Our limited resources can be an impediment when new technologies are offered by our competitors. New technologies may arise which could lower or eliminate the demand for our services. Many of our existing and potential competitors may be able to respond more quickly to new or emerging advancements in the industry and to devote greater resources to the development, promotion and sale of their products and services. No assurances can be given that we will be able to compete successfully against current and future competitors.

       Our limited resources could also impair our ability to compete with larger and well established companies that may enter our markets by acquiring discount telecommunication companies operating in our markets. Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that could increase their ability to reach our targeted market. These larger companies may enter our markets with new services, and may be able to offer lower prices over an extended period of time. They may also be able to launch extensive and effective marketing campaigns aimed at our target markets. There is no guarantee that we would be able to compete with these larger companies that might choose to enter our markets.


WE MAY NOT SUCCEED IN INTEGRATING THE TECHNOLOGY TO UNDERTAKE OUR FUTURE PLANS.


       We intend to provide internet telephony, in part, by bridging the internet to the conventional switched telephone network through our gateway switches. We also intend to provide additional web-based services. See "Our Company -- Voice Over IP and Web-based Communications Services." To provide internet telephony and web-based services, the quality of available software products will have to improve, and we will have to successfully adapt the software into our network.

We will rely on third parties to develop and improve the necessary technology. It is uncertain when, if ever, the software will achieve a quality we deem necessary for our commercial use, or if we will obtain access to that technology when and if it is available to others. It is also uncertain if we will be able to integrate the necessary technology into our network to offer these services in a manner acceptable to our customers. If we experience delays, problems or we fail to obtain or integrate the technology necessary to offer internet telephony or additional web-based services, we might fail in our attempts to offer internet telephony or web-based services.


WE MAY NOT SUCCEED IN GAINING MARKET ACCEPTANCE WITH OUR
PLANNED INTERNET SERVICE OFFERINGS.


       We may be able to offer internet telephony and other web-based services, but not succeed in marketing or obtaining a profit from these services. Although we offer and market discount international telephone calls over the public switched telephone network, we have never marketed or sold internet-based telephony and value added services. We have not done a market study to determine the market demand for these services, or if any specific marketing plan we might use would succeed in gaining general market acceptance. If we undertake, but are unable, to successfully market internet telephony or additional web-based services, we are likely to lose a significant amount of money in our failed undertaking.

OUR SUCCESS LARGELY DEPENDS ON THE CONTINUED EFFORTS OF OUR CHIEF EXECUTIVE OFFICER; HOWEVER, THERE IS NO GUARANTEE THAT WE WON'T LOSE HIS SERVICES.

       We depend greatly on the services of our chief executive officer, Charles Zwebner, to devise, implement and execute our strategy. The loss of Mr. Zwebner would likely have a material adverse effect on our operations. Mr. Zwebner is bound by an employment agreement pursuant to which he is employed by us until December 31, 2004. Also, Mr. Zwebner has a significant economic interest in our company as the owner of 616,400 shares of our common stock. Although we are not aware of any reason why Mr. Zwebner could not continue to provide the service he currently provides, there can be no guarantee that Mr. Zwebner will continue to perform as expected under his employment agreement. We do not currently employ someone with similar skills or the experience of Mr. Zwebner, nor can we assure that, if necessary, we could locate and hire someone with the necessary experience and skills to replace Mr. Zwebner.

WE NEED, BUT CANNOT GUARANTEE, A CONTINUING RELATIONSHIP WITH VENDORS.

       /bullet/ WE ARE DEPENDANT ON, BUT CANNOT GUARANTEE OUR RELATIONSHIP
                WITH OUR SWITCH SUPPLIER.

       The success of our business will depend in part on our ability to obtain and maintain switching equipment that meets our requirements. While there are many different switch supporters, currently we have only one switch supplier, and as a result we are dependent upon that supplier's switches for timely replacement parts should any be needed in the future. We currently have a good relationship with the company that manufactures and supplies our switches and component parts; however, we cannot guarantee events will not arise in the future that interfere with that relationship.

       /bullet/ WE ARE DEPENDANT ON, BUT CANNOT GUARANTEE OUR ABILITY TO
                PURCHASE DISCOUNT CALLINg ROUTES FROM TRANSMISSION SUPPLIERS.


       Substantially all of the telephone calls made by our customers through our switches are connected through large long-distance carriers that have significant transmission facilities. These carriers provide us with transmission capacity through a variety of resale arrangements. Our ability to maintain and expand our business is dependent, in part, upon continuing to maintain satisfactory relationships with these carriers. Typically, these carriers do not enter into long-term contracts with resellers of their services, and they are not restricted from competing against us. To the extent that any of these carriers raise their rates, change their pricing structure or reduce the amount of capacity they will make available to us, our financial condition or results of operations may be adversely affected. While there are many suppliers of these transmission services, any and all of them are our potential competitors. There can be no assurance that we will maintain contractual arrangements with these carriers that allow us to become or remain profitable. Also, we face the risk that there may be a disruption in the service or the quality of service provided by these carriers, causing a disruption in the services we provide to our customers.

       /bullet/ WE ARE DEPENDANT ON, BUT CANNOT GUARANTEE BELL CANADA AND
                STENTOR WILL CONTINUE To PROVIDE BILLING AND COLLECTION
                SERVICES.


       In Canada, we are dependent on Bell Canada for our billing and collection. Pursuant to our Billing and Collection Services Agreement with Bell Canada, we must provide accurate billing records to Bell Canada and in turn Bell Canada is responsible for collecting from consumers and paying us. See "Our Company -- Billing Agreements."


       Also, we are dependent on Stentor Canadian Network Management, an unincorporated association made up of the provincial local phone companies. We engage the services of Stentor for the delivery and handling of billing records to Bell Canada (or other provincial telephone companies). Pursuant to a service agreement between us and Stentor, we will deliver billable records to Stentor, and Stentor will transmit our call records to Bell Canada in accordance with transmitting procedures among the provincial local phone companies for billing and collection. Therefore, we are dependent on Stentor for the routing of our billing records, and on Bell Canada for our billing and collections.

       Canadian regulations require that Bell Canada must continue to offer us billing and collection services. Our billings being included on the Bell Canada bills to our customers, and Bell Canada's collections for us from our customers, is an important part of our business operations. These services by Bell Canada significantly reduce our costs of billing and collections, and significantly increase our rate of collections. If Canadian regulations changed and no longer required Bell Canada to provide us with billing and collection services, an increase in costs of operations and decrease in collections would impair our business, and could result in our inability to operate profitably.

OUR OPERATIONS RELY ON A NETWORK BUILT WITH CHANGING AND ADVANCING TECHNOLOGICAL COMPONENTS WHICH ARE SUBJECT TO FAILURE.

       Our success is largely dependent on our ability to deliver competitively priced international long distance telephone services. Our operations are dependent on our ability to successfully expand our network and integrate new and emerging technologies and equipment, which may increase the risk of system failure and cause strain upon our network. Our operations also are dependent on protection of our hardware and other equipment from damage due to power loss, telecommunications failures or similar occurrences. Significant or prolonged telephone network failures, or difficulties for customers in completing long distance telephone calls, could damage our reputation and result in the loss of customers, and consequently have a material adverse effect on our financial position or business prospects.

WE COULD EXPERIENCE AN INCREASE IN THE INCIDENTS OF USERS WHO STEAL TELECOMMUNICATION SERVICES.


       The potential for fraud has always been prevalent in the telecommunications industry. Telephone carriers and resellers are subject to the schemes of people who use the carriers' and the resellers' systems without having the cost for the calls attributed to that user. Currently we have several levels of control in place to prevent fraud. We believe that our operations are not susceptible to widespread fraud, however, there is always a possibility of individuals who attempt to steal services from telecommunications systems, who can adversely affect our operations.


OUR MANAGEMENT WILL CONTROL A SIGNIFICANT AMOUNT OF OUR COMMON STOCK AFTER THIS OFFERING AND THEIR INTERESTS MAY BE DIFFERENT FROM AND CONFLICT WITH YOURS.

       Following this offering, depending on the number of shares we sell between our minimum and maximum offering, our executive officers and directors will beneficially own a total of approximately 27.8% to 33.4% of our outstanding common stock, assuming no exercise of the selling shareholder's warrants. Together with the shares owned by their non-household family members, they will beneficially own approximately 38.5% to 44.3% of our common stock. Since the common stock does not have cumulative voting rights, if our management and their family members act together, they are likely to be successful in controlling the election of all of our directors and the approval of significant corporate transactions for which the approval of our stockholders is required. If you purchase our securities, you may have a limited or no effective voice in our management. See "Principal Shareholders".

THE LIQUIDITY OF OUR STOCK IS UNCERTAIN, SINCE IT HAS NEVER BEEN PUBLICLY
TRADED.

       Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market or how liquid that market might become. The market price of the common stock may decline below the initial public offering price. We will unilaterally set the minimum bid price in the initial public offering for the shares. This initial price may not be indicative of prices that will prevail in the trading market.

THE MARKET PRICE OF OUR STOCK MAY BE ADVERSELY AFFECTED BY MARKET VOLATILITY.

       The stock market has experienced extreme price and volume fluctuations. The trading price of our common stock could be subject to wide fluctuations in response to a number of factors, including:

       /bullet/ fluctuations in our quarterly or annual results of operations;

       /bullet/ changes in published earnings estimates by analysts and whether our earnings meet or exceed such estimates;

       /bullet/ additions or departures of key personnel; and

       /bullet/ changes in overall stock market conditions, including the stock prices of other discount calling telecommunication companies

       In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were subject to securities class action litigation, it could result in substantial costs and diversion of our management's attention and resources.


WE FACE POSSIBLE SERVICE INTERRUPTION ASSOCIATED WITH THE YEAR 2000.


       We believe our current call system is year 2000 compliant. In the event that our call connection system or the call processing facilities of Bell Canada or other regional phone transmission systems are not year 2000 compliant, we could have to incur significant expense to remedy the problem, and significant disruption in our services could result, which could seriously damage operations and our business. See "Impact of the Year 2000 Issue."

                                 USE OF PROCEEDS


       We estimate that we will receive net proceeds of from $4.25 million from the sale of the 600,000 shares of common stock offered as the minimum amount of shares in this offering to $11.0 million for the sale of the 1,500,000 shares of common stock offered as the maximum amount of shares in this offering; in both instances assuming an initial public offering price of $7.50 per share, and after deducting estimated offering expenses. While we cannot predict with certainty how the proceeds of this offering will be used, we currently intend to use them approximately as follows:


                                           MINIMUM OFFERING          MAXIMUM OFFERING
                                        ---------------------      ---------------------
                                        DOLLARS       PERCENT      DOLLARS       PERCENT
                                        -------       -------      -------       -------

Equipment and technology             $   750,000        17.6%   $ 2,000,000        18.2%
including switches, hardware and
software

Marketing and Advertising            $ 1,500,000        35.3%   $ 3,000,000        27.3%

General corporate purposes,          $ 2,000,000        47.1%   $ 6,000,000        54.5%
including working capital

Total                                $ 4,250,000         100%   $11,000,000         100%


Pending these uses, the net proceeds of the offering will be invested in short-term, interest-bearing investments or accounts.

The cost, timing and amount of funds we need cannot be precisely determined at this time and will be based on numerous factors. Our board of directors has broad discretion in determining how the proceeds of this offering will be applied.

                         MANAGEMENT'S PLAN OF OPERATIONS

       For the next twelve months, we plan to expand our discount long distance calling services by expanding our marketing efforts and adding capital equipment which will give us greater capacity and, we expect, reduce our costs.


       As of December 15, 1999, we have acquired property and equipment with a cost of $885,000. We have $376,000 in outstanding capital lease obligations in connection with this equipment.

       As we make sales to consumers we may continue to draw upon our initial accounts receivable credit facility of $435,000. As of December 15, 1999, we have drawn approximately $400,000 on our $435,000 accounts receivable credit facility. We have also arranged for an additional $3,000,000 accounts receivable credit facility. The lender of the $435,000 credit facility has agreed to subordinate its position to the $3,000,000 accounts receivable credit facility. As of December 15, 1999, we have not drawn any funds from our $3,000,000 credit facility.

       Since inception, we have relied upon equity and debt financing to fund our development which began in December 1998, and our international long-distance discount telephone calling services which began in July 1999. Operating revenues are currently less than the current cost of operations. We expect that the current level of growth in revenues will enable us to achieve monthly "breakeven" operations, on an operating statement basis, in the first calendar quarter of 2000. We expect that our operating expenses combined with our continued investment in our planned growth will require more cash than will be available from operations in 2000. With this offering, we are seeking additional equity funds to finance our planned growth.

       Assuming the minimum offering is fully subscribed, we do not anticipate any need to raise additional capital for at least the next year. The funds raised in this offering will be used to expand our operations to new geographic markets, which we intend in 2000 will include our current markets of Toronto and Montreal, and our expected new markets of Vancouver, Miami, New York, Los Angeles and San Francisco. We also expect to use funds raised in this offering to initiate internet telephony and web-based services. See "Our Company -- Voice Over IP and Web-based Communications Services." The funds will be used for new equipment, marketing and advertising, and general corporate purposes. See "Use of Proceeds." If the minimum offering is not fully subscribed, we expect to continue current operations without our planned geographic or services expansion or expanding our marketing efforts. We project revenues for the first calendar quarter of 2000 to equal or exceed operating costs.

       We have completed the research and development necessary for us to commence operating our international gateway switching system and our sale of capacity through our system. We expect our technical staff will have to conform certain software products, as they become available, for use in our expected integration of the public switched telephone network and the world wide web, and our offering of various internet telephony services. Our technical staff's review of the initial commercial development of these software applications has led us to believe that our technical staff will be able to adapt these software products without significant additional expenditures for research and development.

       We expect to approximately double the number of our employees over the next twelve months. On December 15, 1999, we employed seven full time and three part time employees. See "Our Company -- Employees."

                          IMPACT OF THE YEAR 2000 ISSUE


       The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our suppliers and customers' computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing the disruption of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar, normal business activities. We believe that year 2000 is a significant issue which could have a material impact on our operations.

       All of our switching equipment has been purchased during 1999 with supplier representations that it is year 2000 compliant. All further new hardware and software will be purchased only if we receive representations that they are year 2000 compliant. There are no planned expenditures required to make our internal systems year 2000 compliant.

       We are also reliant on third parties' compliance with the year 2000 issue; in particular, our long distance suppliers who provide trunking, connection and network services to over 200 countries worldwide, and Stentor and Bell Canada for billing and collections. Due to the interdependence of the services provided, we risk business interruption if any one of these systems is not year 2000 compliant, or electrical power is interrupted. We have been advised by our suppliers that they have implemented year 2000 readiness programs and the related products and services are "service ready." "Service ready" means that, to the best of their knowledge, products or services, if required, will be able to accurately process voice and data information; provided that all products and services which interconnect with, or which are used in combination with, such products and services, properly exchange data (provided, however, that no unauthorized modifications or additions have been made to any such products). In addition, we are relying upon the representations of the suppliers of our equipment and software that their telecommunications systems and equipment are year 2000 compliant.

       We believe that year 2000 remediation activities among telecommunications carriers varies from country to country, and that the telecommunications carriers in some counties are not intensively acting to remediate their potential year 2000 problems. We have not analyzed the year 2000 remediation efforts by telecommunications carriers in the various countries to which we place customer calls. Year 2000 telecommunications business interruption in these countries may cause an interruption in our ability to terminate calls to these countries. Some of these countries may have significant emigrant populations to whom we market our discount calling services to their homeland. Although we could not directly remediate these telecommunication interruptions in foreign countries, they could significantly impair our ability to, or prevent us from, placing calls to these countries until service is adequately restored. We do not know if that will occur, or for how long a telecommunications interruption would last in any of these countries. If loss of telecommunication termination services is widespread and continuing in foreign countries to which we place discounted long distance telephone calls, then we would experience a significant interruption to our revenue generating activities.

                                   OUR COMPANY


       Yak Communications (USA), Inc., was incorporated in Florida on December 24th, 1998. Our objective is to provide international long distance discount services to medium and small-sized businesses and residential customers with an initial emphasis on targeting those ethnic markets that make a significant amount of international long distance calls. We intend to provide internet telephony and value-added internet telephony services as the supporting technology improves.


       Internationally switched long distance services are provided through switching and transmission facilities that automatically route calls to circuits based upon a predetermined set of routing criteria. The call typically originates on a local exchange carrier's network and is routed on that network to the caller's long distance carrier. The long distance provider picks up the call at its international gateway switch and sends it directly through one or more other long distance providers to a corresponding gateway switch operated in the country of destination. Once the traffic reaches the country of destination, it is then routed to the party being called through that country's domestic telephone network. International long distance providers can generally be categorized by their ownership and use of switches and transmission facilities. The largest U.S. carriers, such as AT&T, MCI and Sprint, primarily utilize owned switches and transmission facilities. Only such very large carriers have transmission facilities that cover the over 200 countries to which most international calls are made. Mid-size carriers both own and operate their own switches and facilities, and also rely on resale agreements with other long distance carriers to terminate their traffic. We purchase our long distance call capacity from both the large and mid-sized carriers.


       We began our development activities in December 1998. We began providing wholesale long distance services for businesses and discount long distance services primarily for residential users in July 1999. We are able to provide long distance telephone services through our own gateway switches that allow us direct access to carrier networks, and the ability to buy time on those networks at deep discounts. We market and resell that access to our customers in the form of discounted long distance phone calls.

       We intend to capitalize on the increasing demand for high quality international telecommunication services resulting from the increase in immigrant populations, the globalization of the world economies, the worldwide trend towards telecommunication deregulation, and the growth of international voice and data traffic.

       We currently offer a dial-around service (also known as "casual calling"). This allows the consumer to dial around his existing long distance carrier on any call by entering a few digits prior to making the call, without switching long distance carriers. We will also offer the customer the ability to automatically switch all of his calls from his existing long distance carrier to our long distance service, known as "1+ billing."

       We utilize our own "state of the art" Harris IXP digital international gateway switches that have access to several carrier networks. Our switches receive the calls made by our customers and route them to the appropriate carrier from whom we purchase calling time. Our use of carriers is based on the location to which a call is made: we purchase different call routes from different carriers. Our acquisition of the carrier time is at a substantial discount that varies based on the carrier and the location to which the call is made. We resell the time to the callers at a discount from the cost the customer would have to pay the carrier directly. Our billing and collection for these calls is done by Bell Canada, and is included as a part of the customer's regular phone bill.

OUR LOCAL AND WORLDWIDE MARKETPLACE AND COMPETITION

       Meaningful competition in long distance telephone services in Canada has been in effect since 1987. After hundreds of new companies entered the marketplace, there was a "shakeout" which has left three very large providers of long distance services, Bell Canada, Sprint and AT&T. These three carriers collectively dominate the Canadian long distance calling market. Bell Canada alone has well over one-half of this long distance market.

       Among the advantages the three large market leaders for international long-distance service have had was the quality of their calls. Bell Canada, AT&T and Sprint generally provided international calls that consumers found to be relatively free from static and echoes, and which generally had fewer delays between speaking and hearing. Small providers of international long-distance services often offered calling services without comparable quality in their efforts to secure low-cost transmission services. We have purchased transmission services that we have found to be of a quality that consumers should find to be comparable to that of Bell Canada, AT&T and Sprint, but at a cost to consumers that is a fraction of the costs offered by the market leaders.

       We currently market telephone calling time to approximately 160 countries at prices to the consumers that are lower than the market leaders for every country to which we offer calling services. By way of example, listed below are our per-minute rates, in Canadian dollars, for our 11 largest calling markets for November, 1999, and the per-minute costs for similar Bell Canada, AT&T and Sprint calls.

                                          BELL       AT&T          SPRINT
      COUNTRY                   YAK    FIRST RATE  GLOBETALK   THE MOST INT'L
      -------                   ---    ----------  ---------   --------------
China                           0.41     0.95         0.59        0.95
France                          0.13     0.26         0.19        0.26
Germany                         0.13     0.30         0.18        0.30
Hong Kong                       0.12     0.19         0.12        0.19
Israel                          0.18     0.85         0.25        0.85
Italy                           0.18     0.29         0.19        0.31
Phillippines                    0.39     0.65         0.49        0.65
Poland                          0.34     0.62         0.49        0.62
Russia                          0.39     1.19         0.59        1.19
South Korea                     0.19     0.84         0.39        0.76
United Kingdom                  0.09     0.14         0.12        0.14

Monthly fee to be on            0.00     4.95         2.95        2.95
respective discount plan

       The consumer demand for our products and services -- high quality, international telephone calls and data transmission at substantially discounted prices -- has been strong. We began offering discount long distance calling services in July 1999, and sent our first broad-based marketing materials into our target market in early October 1999. The following table shows the initial response, in United States dollars, to our marketing and our calling services.


                 REVENUE                                             REVENUE
                FROM DIAL     REVENUE       NEW DIAL      TOTAL        FROM
                 AROUND      GROWTH FOR      AROUND     DIAL AROUND  WHOLESALE     WHOLESALE
   MONTH        CUSTOMERS    THE MONTH      CUSTOMERS   CUSTOMERS    CUSTOMERS     CUSTOMERS
   -----        ---------    ---------      ---------   ---------    ---------     ---------
July            $  9,780     $  9,780        1,155        1,155      150,366            1
August          $ 29,566     $ 19,786        2,499        3,385      154,841            1
September       $ 71,656     $ 42,090        4,851        7,560      146,373            1
October         $142,135     $ 70,479        6,799       12,947      282,778            1
November        $236,131     $ 93,996        9,393       19,905      181,990            1
December(1)     $347,000     $110,869       14,000       31,000      196,016            1

----------
(1) Estimated at December 15, 1999

       Although there can be no assurances that we will continue to increase revenues and customer growth, or even maintain current revenues and numbers of customers, we anticipate continued increase in revenues and customers as consumers become familiar with our calling services, and the quality and prices of our calling services. We expect to continue to fulfill this consumer demand with our package of services, creative and aggressive marketing, advanced technological equipment, and our quality carrier and alternate supplier relationships.

       The resale of capacity, which was first permitted in the North American market in the 1980's, enabled the emergence of new international long distance providers. The highly competitive and rapidly changing international telecommunications market has created a significant opportunity for carriers that can offer high quality, low cost international long distance service. This is especially true in the international long distance calling market where deregulation, privatization, the expansion of the resale market and other trends influencing international communications are driving decreased termination costs, a proliferation of routing options, and increased competition. There can be no assurance that the major world-wide facilities-based carriers will not seek to dominate this market with consistently decreasing costs to consumers coupled with extensive marketing efforts. Successful companies among both the emerging and established international long distance companies will need to aggregate enough traffic to lower costs of both facilities-based or resale opportunities, invest in facilities and switches, and remain flexible enough to locate and route traffic through the most advantageous routes.

       We believe that a number of trends in the international telecommunications market will continue to drive growth in international traffic, including:

       /bullet/ continuing deregulation and privatization of telecommunications markets;

       /bullet/ pressure to reduce international outbound long distance rates paid by end users driven by increased competition in newly deregulated global markets;

       /bullet/ the dramatic increase in the availability of telephones and the number of access lines in service around the world;

       /bullet/ the increasing globalization of commerce, trade and travel;


       /bullet/ the proliferation of communications devices such as faxes, cellular telephones, pagers and data communications devices; and


       /bullet/ increasing demand for data transmission services.


       These trends developed simultaneously with more efficient technology developed in an era of deregulation and a proliferation of startup activity designed to exploit the opportunity they spawn. This has resulted, in part, in the multi-billion dollar business of international phone calls having prices to consumers drastically reduced.

       For decades, telephone companies relied on bilateral "settlement" agreements to compensate each other for calls that began in one country and ended in another. The "settlement" payments were paid to the telephone company in the country in which the call ended, and was built into the cost structure of making international calls. However, as deregulation, privatization, the expansion of the resale market, technological innovations and other trends influencing international communications are driving decreased termination costs, countries around the world are now allowing a scheme known as international simple resale. International simple resale allows owners of private leased phone lines between countries, including large facilities-based carriers and major international corporate users, to resell leftover space on their lines to local phone companies. This boosts the amount of international capacity and lowers prices. In addition, calls carried on these lines are not subject to "settlement" fees. Resale of excess capacity has put significant pressure on phone companies around the world that used to monopolize incoming telecommunications traffic.

       The result of these rapid changes is that, for the large facilities-based telecommunications companies, telephone call minutes are becoming a low-margin commodity. This is causing these large carriers to focus on new features that can offer them larger margins. While, it is possible that the cost of international calls could drop so low that larger telecommunications companies will offer them for cost or even for free in connection with consumers using more high margin services offered by these carriers, we expect that this trend will be beneficial to quality resellers who can ultimately thrive by offering the services that are no longer as attractive to the large, capital intensive facilities- based telecommunications companies.

STRATEGY


       Our operations began through our wholly-owned subsidiary, Yak Communications (Canada) Inc., which was also established to provide international long distance discount services primarily using dial-around access. Our current focus is the penetration into the ethnic markets of Toronto and Montreal, and thereafter Vancouver, Miami, New York, Los Angeles and San Francisco. On July 1, 1999 we launched our international calling services in Toronto, and on October 1, 1999, we launched our international calling services in Montreal. We expect ethnic residential and small business customers will continue to make a significant amount of international calls, and will continue to comprise our core user market.


       With full deregulation of the monopoly of Teleglobe Canada (the official provider of all inbound and outbound international calls to and from Canada) by the Canadian Radio-Television and Telecommunications Commission on October 1, 1998, it has become possible to effectively compete in the international discount telephone services market in Canada. We intend to take advantage of the opportunities offered by a deregulated telecommunications market to route our calls using the least cost route over different and multiple carrier networks that make use of digital transmission technologies over existing carrier networks.


       Other long distance discount services are currently provided by North America long distance carriers, domestic flat rate calling service providers, prepaid card service providers, rebillers, aggregators, and resellers of Centrex and local line services. Although there are many such companies in Canada, including small start-up dial-around providers, currently there is no significant provider (over $10 million in revenues in Canada per year) of a dial-around service. We believe that we can provide a quality call-around service offering attractive discounts for long distance calls, and match it with aggressive and creative marketing.


DESCRIPTION OF COMPANY'S PRODUCTS AND SERVICES

       In general, both residential and business consumers have become increasingly unwilling to switch long distance carriers. Many consumers have had a significant amount of sales call pitches from sales persons promising lower rates, and some have become victims of well-publicized "slamming": the unauthorized changing of a customer's long distance carrier. We believe that this has resulted in consumer resistance to change to new carriers or long-distance services that are unrecognized and not trusted by the consumer. We believe that it is for these reasons that Bell Canada, which historically has been the most expensive provider of long distance telephone services for Canadians, is still the dominant player in the Canadian international long distance telephone industry.

       However, with a casual calling alternative, our customers can dial the 10-XXX number to access our switch for routing of calls at a discounted price. Our customer does not need to change carriers. Furthermore, because of our billing and collection arrangements with Bell Canada, our customer will continue to receive only one invoice from Bell Canada which would include the customer's local line monthly rental and service costs provided by Bell Canada and the long distance calls routed over our switch. The calls routed over our switch are billed to the customer at our advertised rates, which could be as much as a 75% savings over the rates they would be billed if they used Bell Canada's standard rates.


       If the customer wishes to be on a 1+ program, which would mean that he does not need to dial the 10-XXX number each time he makes a call, the customer can sign up with our 1+ program. This essentially gives us the authorization to move the customer from his current long distance provider to our switch. The customer would then receive our lower rates each time he makes a call. Bell Canada would still do the billing and collection.


       We rely on resale arrangements to secure low cost transmission of switched calls. Resale arrangements typically involve the wholesale purchase and sale of transmission and termination services between two long distance providers on a variable, per minute basis. The resale of capacity, which was first permitted in the North American market in the 1980s, enabled the emergence of new international long distance providers that rely at least in part on capacity acquired on a wholesale basis from other long distance providers. International long distance calls may be routed through a facilities based carrier with excess capacity, or through multiple long distance resellers. Resale arrangements set per minute prices for different routes, which may be guaranteed for a set time period or subject to fluctuation following notice.

SALES & MARKETING ACTIVITIES

       In Canada, as in many countries throughout the world, ethnic minorities comprise a substantial number of displaced or otherwise separated families. In Canada's larger cities, immigrants make up a significant portion of the local ethnic communities. These immigrants usually have family in their home countries.


       We market our services primarily to ethnic markets in Canada. These target groups account for a substantial portion of all international calls. We currently use attractive, informative direct mail marketing materials aimed at these ethnic markets. We intend to use print media, radio and continued direct mail marketing materials to develop brand recognitions and generate new customers. We expect that informative, attractive and distinctive direct mail, coupled with print media advertising in ethnic newspapers and on selected radio programs will allow us to reach customers that make international calls.

       We have created marketing paraphernalia such as tee shirts, coffee mugs, pens, keychains, caps, stickers and magnets that will be distributed on an ongoing basis to create brand awareness. We also intend to create a Yak membership club which will provide customers with additional discounts and some giveaways. It is our intention to develop this club over the internet and use it as a base for solicitation of our intended Voice over IP platform. We intend to utilize our own web based home page to further this effort; this will also allow for links to other products and services and should generate alternate revenues, including advertising revenues.

WHOLESALE TRAFFIC RESALE


       In addition to our dial around and 1+ billing programs, and because of our volume purchasing power from the multiple carriers and alternate long distance suppliers, we are able to resell calling routes at favorable rates to small and medium resellers who are unable to obtain as favorable rates. These smaller resellers often do not have the expertise and financial resources necessary to set up their own switching system that ties into multiple carrier networks, or they do not have the volume of telephone traffic, which in some cases may be country specific, that allows them to command such favorable rates. As a result we will sell, on a wholesale basis, long distance calling time to them, albeit at a smaller markup than sales of long distance time to our retail customers.

       We are currently supplying long distance traffic on a wholesale basis to First Debit Corp., which is a prepaid telephone card issuer and market supplier. They also pay us a small per minute least-cost route processing fee. See "Certain Relationships and Related Transactions" below.

       We believe the wholesale market is a potentially profitable business, and also has the additional advantage of allowing us to increase our traffic volumes with our carrier suppliers, and hence allow us to realize the benefits of greater volume purchasing discounts. However, we intend our primary focus will remain on the dial around and l+billing programs, where the profit margins are more favorable. On an ongoing basis we will continue to evaluate the optimum balance between the wholesale and retail markets.

VOICE OVER IP AND WEB-BASED COMMUNICATIONS SERVICES

       Whereas traditional telephone service is provided over the Public Switched Telephone Network, internet telephony uses internet protocol -- which is commonly referred to as "IP" -- to transmit voice data over the world-wide-web infrastructure. From its origins, approximately six years ago, as an inexpensive, low-voice-quality means to talk without long distance phone call charges from one personal computer to another, internet telephony has grown into an inexpensive alternative to traditional long distance calling over the public switched telephone network, accounting for slightly more than 1% of all international voice telecommunications traffic. By using gateway switches that can connect conventional phone systems to the internet, carriers and resellers can send calls from phone to phone using the internet as the long distance carrier. Although several software applications and hardware solutions are currently on the market, the quality of the call, as compared to the quality of calls over the public switched telephone network, prevents internet telephony services from gaining widespread acceptance. New compression technology is emerging that is increasing the quality of the calls. When the quality of such lower cost routing through the internet is acceptable to the consumer, and increased bandwidth is made available to allow such calls to be made on mass, we intend to resell this technology to our customers.

       We intend to become a provider of both internet telephony services and value added web-based communications services. We expect that we will be able to provide our customers with these services anywhere in the world. Among our planned services are:

       /bullet/ internet incoming telephone alerts and available response capabilities

       /bullet/ internet e-commerce communication service allowing the user to simultaneously remain on a business website and talk directly with the business while continuing to view the web site, and

       /bullet/ internet to telephone, including wireless, calling, paging, faxing, and e-mail and voice- mail sending and retrieving facilities.

       We expect to be able to provide all of these services and voice communications to our customers by integrating and bridging the public switched telephone network and the world wide web, thus allowing telephone, cellular and other wireless devices to communicate with these and other devices connected to the internet.

       For our ethnic markets we intend to introduce these services in multiple languages with imbedded translation facilities and speech recognition.

       We believe that the internet offers significant potential advantages that will enhance communications and commerce. For example, internet communications can provide e-commerce shoppers with the ability to speak directly with customer service representatives of on-line retailers providing the on-line retailer with the ability to offer responsive, real-time customer support and service while the customer is still viewing the items on the web site.

       We expect our technical staff will have to conform certain software products, as they become available, for use in our expected integration of the public switched telephone network and the world wide web, and our offering of various web-based communication services. Our technical staff's review of the initial commercial development of these software applications has led us to believe that we will be able to readily adapt the necessary software products as improved versions of this technology becomes available without significant additional expenditures for research and development.


HARRIS IXP SWITCH


       We have purchased and installed Harris IXP switches. The IXP switch is based on the most recent commercial communication switching technology developed by Harris, and represents a significant progression over older communication switching systems in which components were assigned a single dedicated function. The older switches are based on technology that we consider to be inflexible because it required customers to plan for change well in advance, and even simple changes could require significant effort and result in down time and loss of revenue. The IXP was inspired by the easily-interchangeable components technology that underlies the internet, often referred to as "plug-and-play" technology. Various component parts used in the switch to perform various functions are easily replaceable, thus the reference as "plug-and-play," making expansion and replacement simple and convenient. The Harris IXP switch supports call control, networking, and internet access. The IXP switch also allows for different vendors' component parts to be used, and gives us the flexibility to add and update processes by using a range of add-on components. The switch allows us to scale up as we grow.

       With the IXP switch, all domestic and international signaling protocols are fully integrated, meaning it can support many standard-based protocols on digital and analog lines and trunks, and can mix and match protocols. We believe that this is important in an environment that is subject to rapid change, with varying technologies and differing signaling protocols.


EMPLOYEES


       As of December 15, 1999, we have seven full-time employees and three part-time employees. All of the part-time employees are being paid for their services on an hourly basis. We consider our relations with our employees to be excellent, and none of our employees are covered by a collective bargaining agreement. We expect to hire up to an additional six full-time employees within the next six months in the customer service, accounting, and administration departments, and one to two additional technical support employees.


TECHNICAL TEAM

       We have engaged a technical team who provide technical solutions regarding our switching, network engineering, billing, and toll fraud control.

       The technical team currently has four members, including Richard Sablon, whose responsibilities include customer service and data engineering, and Jacquie Capote, whose responsibilities include switch and network engineering. See "Management." We believe that our technical support team is equipped to design, install and maintain our switching systems and meet our foreseeable technology requirements.

BILLING AGREEMENTS


       We have an agreement for an initial term of two years with Bell Canada for the billing and collection of telephone long distance calling charges made by our customers on the Bell local line network. Under Canadian regulations, Bell Canada must continue to offer us these billing and collection services. The billing and collection agreement covers all long distance calls made through our dial around switching long distance service and routing system. We track all such calls made, record information about the source, destination, and duration of the call, rate the call, and provide Bell Canada with this data electronically. The Bell billing cycle is several times a month and includes these charges to the customer on the Bell invoice termed as "other carrier" charges. Bell Canada then collects these amounts. Under the terms of the Billing & Collection Agreement, Bell Canada is obligated to pay us within 75 days of the invoices being generated and sent to the customer (subject to offsets for non-collectible accounts).

       In addition, we have an agreement with Stentor Canadian Network Management which is an unincorporated association made up of the provincial local phone companies in Canada. This agreement allows for the handling, transporting and delivery of our billing records generated by our switching and billing system to Bell Canada for invoicing and collection. In conjunction with the Stentor agreement, we have developed software and implemented hardware that allows for electronic encrypted signaling and online transmission of the billable records between our system and Stentor's which will allow them to process the billable records. This online transmission process significantly minimizes delays and errors in the billing.


GOVERNMENTAL REGULATION


       We are registered with the Canadian Radio-and-Telecommunication Commission as a reseller of telecommunication services in Canada, which is a requirement under Canadian law in order to provide resale services in Canada. For the past five years, this has been the only requirement under Canadian law in order to be allowed to resell telecommunication services. As of January 1, 1999, new regulation requires resellers to apply for an international telecommunications license. Once an applicant's license information is received by the Canadian authorities, it is placed on the public record and if no adverse comments are received, a license is issued in 21 days. We applied for a Class B international telecommunications license and have received this license from the Canadian Radio-and-Telecommunication Commission. We intend to apply during January 2000 for a Class A international license that will allow us to lease transmission lines and private line capacity to the USA for the switch that we expect to install in January 2000 in New York as part of our growth plans. We believe that we will receive a Class A license upon application.


       We have registered with the United States Federal Communication Commission for a Section 214 Telecommunication License, which would grant us full international common carrier status. Presently, we are not providing any resale of long distance traffic in the United States. However, in the near future when we anticipate providing such resale in the United States, we expect to file the necessary tariffs containing rates, terms and conditions prior to offering U.S.-based international telecommunication service.

REAL ESTATE

       CORPORATE OFFICES


       We lease approximately 1,000 square feet of office space at 55 Town Centre Court, #506, Toronto, Ontario, for our corporate and customer service operations. This lease continues to July 1, 2000, at approximately $1,800 per month, and contains an option for us to extend the lease through June 30, 2002.

       SWITCH LOCATIONS

       We currently lease space at 151 Front Street, Toronto, Ontario and 60 Hudson Street, New York, to house our IXP communication switches. Both locations are in buildings which house many other carriers. This provides us with the advantage of ease of access to other carriers. These switches are installed in rooms that are environmentally modified, cooled and designed for switching equipment. They also have full battery backup for a full 24 hours in case of power failure.


LITIGATION


       We are not involved in any lawsuits or other pending legal proceedings. Neither our company nor any of its affiliates has ever been the subject of governmental or regulatory investigation.

                           FORWARD-LOOKING STATEMENTS

       This prospectus contains statements, including statements of management's belief or expectation, which may be forward-looking. Such statements are subject to known and unknown risks and uncertainties that could cause actual future results and developments to differ materially from those currently projected. Such risks and uncertainties include, among others, the following:

       /bullet/ access to adequate debt or equity capital to meet our operating and financial needs;

       /bullet/ our ability to respond to growing competition in our markets for discount long distance services;


       /bullet/ our ability to expand into new markets and to effectively manage our growth, including our recent addition of a gateway switch in and our expected future services from New York;


       /bullet/ customer acceptance and effectiveness of us as a discount long distance provider and our ability to assimilate new technology and to adapt to technological change in the telecommunications industry;


       /bullet/ our ability to develop and provide voice over internet and web-based communications services;

       /bullet/ customer acceptance and effectiveness of us as an internet and web-based telecommunications provider and our ability to assimilate the still-developing technology necessary for us to deliver web-based communications with consistent quality;

       /bullet/ the risk that our assessment of the year 2000 issue may be incorrect because it is based upon management's beliefs, which were derived from numerous assumptions regarding future events, third-party remediation plans, the accuracy of testing, and other factors;


       /bullet/ changes in, or failure to comply with, governmental regulation, including telecommunications regulations;

       /bullet/ our reliance on our key personnel and the availability of qualified personnel;

       /bullet/ general economic conditions in our markets;

       /bullet/ the risk that our analyses of these risks could be incorrect and that the strategies developed to address them could be unsuccessful; and

       /bullet/ various other factors discussed in this prospectus.

                                   MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS


       The following table sets forth information regarding our directors and executive officers:


       NAME         AGE           POSITION
       ----         ---           --------

Charles Zwebner     41       President, CEO and Director

Vincent Genova      35       Vice President of Sales and Director

Mitchell Shore      40       Vice President of Design, Product Marketing and
                             Advertising

Murray Ruben        40       Vice President of Finance

Bernard Gropper     37       Secretary and Director

Anthony Heller      48       Director

       CHARLES ZWEBNER. Mr. Zwebner is the founder of our company, and has served as our President, Chief Executive Officer, and Chairman of our Board of Directors since our inception in December 1998. Prior to organizing our company, he served as the President of CardCaller Canada Inc. (1992-1998) and was a member of its Board of Directors. Mr. Zwebner founded CardCaller Canada in 1992, which developed the first Canadian fixed amount prepaid, multilingual telephone calling card. In June 1997, the shareholders, including Mr. Zwebner, of CardCall International ("CCI"), the parent of CardCaller Canada, sold all of their shares in CCI to a U.S. corporation for approximately $28 million in stock of the buyer. Mr. Zwebner continued as President and a director of CardCaller Canada until his resignation in August 1998. Prior to Mr. Zwebner's resignation, the new owner of CCI disposed of substantially all of the assets of that company, and thereafter in October 1998, put CardCaller Canada into bankruptcy in Canada. Mr. Zwebner holds a B.A. in Computer Science and Business Administration from York University.

       VINCENT GENOVA. Mr. Genova has served as our Vice President of Sales and a Director since January 1999. Since August 1990, he has served as the General Manager of Cash Money Chequing Inc., a chain of check cashing stores in Toronto, Canada. Since December 1998, Mr. Genova has also served as the owner and president of First Debit Corporation which issues and distributes pre-paid calling cards. First Debit Corporation owns and maintains their own switching and carrier interconnection.


       MITCHEL ANDREW SHORE. Mr. Shore has served as our Vice President of Design, Product Marketing and Advertising since January 1999. Since 1984, Mr. Shore has operated Mitchel Shore Creative Services, Inc., which has provided marketing and advertising services for an array of small, medium and large companies, including London Radio, TV Ontario, AES, BIC Shavers, Bata Shoes, Friedberg Mercantile, and Shell Canada. Mitchel Shore holds an Honours B.A. from

York University (1977) and an M.A. from University of Western Ontario (1981) specializing in Marketing and Advertising.

       MURRAY RUBEN. Mr. Ruben has served as our Vice President of Finance since January 1999. Since November 1996, Mr. Ruben has been providing corporate finance consulting services. From February 1996 to November 1996 he served as vice president of individual client services for Levesque Securities Inc. From August 1984 to February 1996, Mr. Ruben served in a variety of positions for the Bank of Montreal, ultimately serving as Manager of Private Client Services. Mr. Ruben is a member of the Investors Dealers Association and the Canadian Securities Institute. Mr. Ruben received a B.A. in Finance from Dawson College in 1983.


       BERNARD GROPPER. Mr. Gropper has served as a Director of our company since December 1998. Since 1987, he has been an attorney in private practice; from 1995 to the present as a senior partner in the law firm of Gropper, Greenwood in Toronto, Canada. Mr. Gropper specializes in Canadian business law. Mr. Gropper received a B. Comm. from McGill University in 1983, and a LL.B in 1986 and an LL.M. in 1992 from York University.

       ANTHONY HELLER. Mr. Heller has served as a Director of our company since December 1998. He has served as the President of Plazacorp Investments Limited (a real estate development company based in Toronto, Canada) since 1994. Since 1994, Plazacorp has completed over $100 million worth of real estate developments principally in Canada. Mr. Heller has also been involved in venture capital financings and has consulted to both privately held and publicly traded companies in which he has made investments.


       RICHARD SABLON. Since December 1998, we have employed Mr. Sablon as an engineer whose focus is on our customer service and data engineering. From 1991 to 1998, Mr. Sablon owned Dominator Technologies, Inc., which manufactured and operated pre-paid telephone calling card switching equipment. Mr. Sablon is a member of the Institute of Electronic Engineers and the U.S. Telecard Association. Mr. Sablon received an A.S. degree in Computer Sciences from Miami Dade Community College in 1982.

       JACQUIE CAPOTE. Since December 1998, we have employed Mrs. Capote as an engineer whose focus is on our systems design, planning, maintenance, and hardware and software integration. From 1993 until 1998, she worked for AT&T Canada (formerly ITS prior to its acquisition), most recently as a supervisor and systems administrator. Mrs. Capote received a B.S. in Computer Programming from Siena College in 1992, and holds certification from Harris Corp. (1994) for its 20-20 Switch, and from Centennial College (1996) as a Telecommunications Specialist.

       All of our Directors hold office until our next annual meeting of shareholders, and until their successors are elected and qualified. Officers hold office until the first meeting of directors following the annual meeting of shareholders and until their successors are elected and qualified, subject to earlier removal by the Board of Directors.

                                     * * * *

EXECUTIVE COMPENSATION


       On July 1, 1999, our Canadian subsidiary entered into an employment agreement with Charles Zwebner, our President and Chief Executive Officer, which provides him an annual salary of $100,000 for serving as our President and CEO. This agreement expires on December 31, 2004. The agreement provides for an annual salary of $100,000, with annual increases as determined by our Board of Directors.

       The following table sets forth the total compensation paid during 1999 to Charles Zwebner. No other executive officer received an annualized salary and bonus in excess of $100,000.

              NAME AND                                             OTHER ANNUAL
         PRINCIPAL POSITION      SALARY ($)      BONUS ($)        COMPENSATION $
         ------------------      ----------      ---------        --------------
Charles Zwebner,                  $85,000            0                   0
President and
Chief Executive Officer


STOCK OPTION PLAN


       In June 1999, we established a stock option plan for key employees which covers 640,000 shares of our common stock. Of this amount, options for 240,000 shares, with an exercise price of $5.00 per share, were granted to Charles Zwebner, our President and Chief Executive Officer. Mr. Zwebner's options are fully vested. 20,000 shares, with an exercise price of $5.00 per share, were granted to Robin Clarke, our executive administrator. Ms. Clarke's options may be exercised over a five-year period, in exercisable amounts increasing by 4,000 shares per year. We have created a committee composed of two outside directors to administer the stock option plan.


                               OPTION GRANTS DURING 1999

                 NUMBER OF SECURITIES    PERCENT OF TOTAL
                  UNDERLYING OPTIONS     OPTIONS GRANTED TO    EXERCISE PRICE   EXPIRATION
    NAME             GRANTED             EMPLOYEES IN 1999        ($/SH)           DATE
    ----         --------------------    ------------------    --------------   ----------
Charles Zwebner      240,000                   92.3%             $   5.00       December 31, 2003
Robin Clarke          20,000                    7.7%             $   5.00       December 31, 2004



CONSULTANTS


       We have retained Dillon Capital Inc. for one year from November 30, 1999, to provide management review, capital market advisory services, and merger and acquisition advisory and consulting services. Dillon Capital is to report to our Board of Directors at least one time per calendar quarter. We have agreed to pay Dillon Capital $175,000 and grant them an option to purchase 75,000 shares of our common stock for $7.50 per share. The option expires November 30, 2003.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


       We supply, on a wholesale basis, "least cost" routed long distance telephone traffic, through our switches, to First Debit Corporation, a Canadian corporation ("First Debit"). First Debit is controlled by Vincent Genova, who is one of our directors and shareholders. The service may be terminated by either party at will. We believe the consideration we receive from First Debit for our wholesale switching services is as favorable as what we would expect to receive from an unrelated entity purchasing similar wholesale switching services from us.

       Our Canadian subsidiary has entered into an agreement with a corporation controlled by Anthony Heller, a shareholder and director of the Company, to provide cash advances or arrange for third-party financing of up to $435,000 to our Canadian subsidiary, based upon available accounts receivable from Bell Canada. The cash advances will bear interest at a rate of 12% per year, which will be waived if the credit is not in default. Mr. Heller's corporation has the right to arrange for receivable financing from a commercial lender which would replace its receivable financing to us. If substitute receivable financing is arranged, we do not have to accept it as a substitute for the existing financing if the interest rate exceeds the rate published as the "prime rate" for various chartered Canadian banks plus 1.5% per year. If our accounts receivable from Bell Canada exceed $435,000, Mr. Heller's corporation will subordinate its position, if necessary, to allow us to secure additional receivable financing. This agreement expires on March 15, 2006.

                             PRINCIPAL SHAREHOLDERS


       The following table sets forth the beneficial ownership of shares of our common stock by (i) each person who is known to us to be the beneficial owner of more than 5% of our common stock; (ii) each director and named executive officer (defined above) individually; and (iii) all directors and executive officers as a group. Beneficial ownership of common stock has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 of the Securities and Exchange Commission, under the Securities Exchange Act of 1934, as amended, which provide, among other things, that a person is deemed to be the beneficial owner of common stock if such person, directly or indirectly, has or shares voting power or investment power with respect to the common stock or has the right to acquire such ownership within sixty days after the date of this prospectus.

                                          SHARES
                                       BENEFICIALLY           PERCENT
         PRINCIPAL SHAREHOLDER            OWNED               OF CLASS
         ---------------------         ------------           --------
Charles Zwebner                          856,400(1)             20.9
121 Westgate Boulevard
Toronto, Ontario, M3H 1P5

Anthony Heller                           302,400                 7.8
77 Caribou Road
Toronto, Ontario, M5N 2A7

Vincent Genova                           318,200                 8.3
1 Deerchase Circle
Woodbridge, Ontario L4H 1B4

Mitchell Shore                           201,600                 5.2
45 Palm Drive
Toronto, Ontario, M3H 2B5

Murray Ruben                              27,200                 *
179 Arnold Avenue
Thornhill, Ontario, L4J 1B8

Bernard Gropper                           20,000                 *
551 Woburn Avenue
Toronto, Ontario, M5M 1L8

Michael Zwebner (2)                      253,200                 6.6
Melvin Hall
Golders Gleen Road
London, England NW11

                                          SHARES
                                       BENEFICIALLY           PERCENT
         PRINCIPAL SHAREHOLDER            OWNED               OF CLASS
         ---------------------         ------------           --------
Joseph Genova (3)                        318,200                 8.3
35 Orkney Crescent
Etobicoke, Ontario M9A 2T4

All Directors and Executive
Officers as a Group
(6 persons)                            1,725,800                42.2
                                       ---------                ----

----------

(1) Includes an option for 240,000 shares at $5.00 per share.

(2) Mr. Michael Zwebner is the brother of Charles Zwebner.

(3) Mr. Joseph Genova is the brother of Vincent Genova.


 *  Less than 1%

                               SELLING SHAREHOLDER


       188,000 shares of the common stock offered for sale pursuant to this prospectus are being offered by a selling shareholder.

       We issued warrants to the selling shareholder in August 1999, in connection with a one year loan in the principal amount of $100,000. Pursuant to the loan, we issued a note in the principal amount of $100,000 and the warrants to purchase 188,000 shares of common stock to the selling shareholder. The note bears interest at the rate of 10% per annum and all principal and accrued interest under the note are due on August 15, 2000. The warrants are exercisable at an exercise price of $5.00 at any time until such time as our common stock is listed on a public trading exchange or market, at which time the exercise price shall be an amount equal to the average closing bid price of our common stock for the five trading days immediately preceding the exercise of the warrants. For additional information concerning the warrants, please see "Description of Securities -- Warrants."


       Information with respect to the shares of common stock beneficially owned by the selling shareholder follows.

                                                            SHARES TO BE OWNED
                        SHARES OF COMMON                   AFTER THE OFFERING(1)
                       STOCK OWNED PRIOR  SHARES OFFERED  ----------------------
SELLING SHAREHOLDER       TO OFFERING    FOR SALE HEREBY  NUMBER        PERCENT
-------------------    ----------------- ---------------  ------        -------


Firmvest Capital Corp.     188,000(1)        188,000(2)      0              0
3625 Dufferin Street
No. 130
Toronto, Canada
M3K122

----------
(1) Assumes sale of all shares offered by the selling shareholder.

(2) Consists of shares of common stock subject to exercise of warrants assuming the full exercise. Excludes additional shares of common stock which may be issued upon subsequent adjustment of the warrants.

                   SELLING SHAREHOLDER'S PLAN OF DISTRIBUTION


       The shares of common stock offered by the selling shareholder may be sold from time to time by the selling shareholder. The selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The distribution of the shares of common stock that we are offering is described in the section of this prospectus entitled "Company's Plan of Distribution." Each sale by the selling shareholder may be made at prices and on terms then prevailing or at prices related to the then market price, or in negotiated transactions. The shares may be sold by the selling shareholder by one or more of the following methods:


       (a) a block trade in which a broker-dealer engaged by the selling shareholder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;


       (b) purchases by the broker-dealer as principal and resale by such broker-dealer for its account;


       (c) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

       (d)  privately negotiated transactions;

       (e) in accordance with Rule 144 promulgated under the Securities Act of 1933, as amended, rather than pursuant to this prospectus;

       (f)  a combination of any such methods of sale; or

       (g)  any other method permitted pursuant to applicable law.

       To our knowledge, the selling shareholder has not, as of the date hereof, entered into any agreements with a broker-dealer for the sale of the shares through a block trade, in a special offering or in a secondary distribution of a purchase by a broker-dealer. In affecting sales, broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling shareholder in amounts to be negotiated.


       In offering the shares, the selling shareholder and any broker-dealers who execute sales for the selling shareholder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales, and any profits realized by the selling shareholder and the compensation of such broker-dealer may be deemed to be underwriting discounts and/or commissions.


       Rule 10b-6 under the Securities Exchange Act of 1934, as amended, prohibits participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any securities that are the subject of the distribution. Rule 10b-7 under the

Exchange Act governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.


       This offering will terminate on the earlier of (a) the date on which the selling shareholder's shares may be resold pursuant to Rule 144 under the Securities Act, or (b) the date on which all shares offered by this prospectus have been sold by the selling shareholder. There can be no assurance that the selling shareholder will sell any or all of the shares offered by this prospectus.

                         COMPANY'S PLAN OF DISTRIBUTION

       We propose to offer directly to the general public a minimum of 600,000 shares and a maximum of 1,500,000 shares of common stock at the public offering price set forth on the cover page of this prospectus, as this price is determined by the process described immediately below.

       The public offering price set forth on the cover page of this prospectus will be based on the results of an auction process.

       The auction process will proceed as follows:

       /bullet/ After the effectiveness of the registration statement relating to this offering, we will solicit offers to purchase from prospective investors through the internet as well as by traditional means. The auction is open for purposes of receiving offers to purchase following the posting of the final prospectus on the web site of MainStreet IPO, which is located at www.MainStreetIPO.com. The offers to purchase will specify the number of shares the potential investor proposes to purchase and the price the investor is willing to pay for the shares. After an offer to purchase has been confirmed, it may be modified or withdrawn at any time until the auction is closed. Similarly, new bids may be placed at any time prior to the close of the auction. The principal factor in establishing the initial price the public pays the company for the shares will be the price per share, or "clearing price," resulting from the auction that equals the lowest price set forth in valid firm bids at which all of the shares in an amount we elect to sell between the 600,000 share minimum to the 1,500,000 share maximum may be sold to potential investors. The clearing price may be equal to or greater than the public offering price set by the company, but it will not be lower. The clearing price will always determine the allocation of shares to successful bidders. All bids which are below the clearing price will be rejected even if they are higher than the public offering price. If sufficient bids are not received or the clearing price is not equal to or greater than the public offering price, we will either postpone or cancel the offering or file a post-effective amendment and conduct a new auction.

       /bullet/ A simplified example of the auction process is as follows:
                Company X offers to sell 1,000,000 shares in its public offering through this auction process, and sets the public offering price at $5. Company X receives offers to purchase, all of which are kept confidential until the auction process ends, as set forth in the following table.

                                                                PERCENT OF BID
    NUMBER OF SHARES                      SALE PRICE OR          ALLOCATED TO
  REQUESTED BY BIDDERS     BID PRICE     "CLEARING PRICE"     SUCCESSFUL BIDDERS
  --------------------     ---------     ----------------     ------------------
       200,000                $9               $6                    100%
       150,000                $8               $6                    100%
       350,000                $7               $6                    100%
       400,000                $6               $6                     75%
       700,000                $5               $6                      0%

          The offers in the above table include offers to purchase 700,000 shares at $7 to $9, leaving 300,000 of the 1,000,000 shares offered still available. 400,000 shares are requested at $6. The 300,000 available shares will be equally allocated among the 400,000 shares bid for at $6. Thus, $6 is the "clearing" price, and everyone who bid $6 will be able to purchase 75% of the number of shares for which they bid. All of the 1,000,000 shares sold to the public in the offering will be sold by Company X at $6 per share. All bids at $5, which was the public offering price, would be rejected.

       We are offering a minimum of 600,000 shares of our common stock, and a maximum of 1,500,000 shares of our common stock by this auction process. When the bidding process is completed, we will examine the number of offers to purchase and the amounts per share of the offers. We will then select the number of shares from our minimum offering of 600,000 shares to our maximum offering of 1,500,000 shares to be included in this offering. The following table illustrates a hypothetical bid process for our offering.

     NUMBER OF SHARES                           AGGREGATE NUMBER OF SHARES
   REQUESTED BY BIDDERS         BID PRICE        AT BID PRICE AND GREATER
   --------------------         ---------       --------------------------
         100,000                  $11.00               100,000
         100,000                  $10.50               200,000
         150,000                  $10.00               350,000
          75,000                   $9.50               425,000
         350,000                   $9.00               775,000
         325,000                   $8.50             1,100,000
         500,000                   $8.00             1,600,000
         600,000                   $7.50             2,200,000

         Using the above hypothetical, we could fix the number of share offered to the public at 600,000 to 775,000 thus having a clearing price for all 600,000 to 775,000 shares sold in the offering at $9.00 per share, at between 775,001 shares to 1,100,000 shares with a resulting clearing price at $8.50 for all such shares offered to the public, or at over 1,100,000 shares up to 1,500,000 shares with a resulting clearing price of $8.00 per shares. We will select the number of shares between the 600,000 share minimum and the 1,500,000 share maximum, and thus the resulting clearing price for all the shares in this offering based on our desire to raise adequate funds to support our expansion plans and also maximizing shareholder value in light of the actual offers to purchase. We do not know how many offers to purchase will be submitted, or what the prices will be for any offers to purchase. The above hypothetical table is included merely to explain our auction process.

         The auction may remain open for up to 90 days after the effective date of this prospectus, or we may elect to close the auction at any time prior to the 90-day maximum period.

         For a bid to be accepted by us as a valid offer to purchase shares, it must be accompanied by adequate funds to purchase the shares at the price contained in the offer to purchase. The document evidencing the offer to purchase and the funds will be held in escrow by our planned transfer agent, American Stock Transfer and Trust Company. Any excess funds sent with successful offers to purchase, and all funds sent with unsuccessful offers to purchase, will be returned to the person or entity that offered to purchase our shares.

         We will close the auction on a date within 90 days following the date of this prospectus, based on the rate at which we receive purchase orders for our shares, and the number of shares and price range contained in those purchase orders. The offered shares will be sold by us to investors who have submitted offers to purchase at or in excess of the clearing price, and these investors will be notified by e-mail, telephone, voice mail, facsimile or mail as soon as practicable following the close of the auction that their offers to purchase have been accepted. The number of shares sold to an investor submitting an offer to purchase precisely at the clearing price may be subject to a pro rata reduction. We reserve the right to reject bids that we deem manipulative, or disruptive, or if we deem it to be necessary or beneficial to facilitate the orderly completion of the offering, and we reserve the right, in exceptional circumstances, to alter this method of allocation as we deem necessary to effect a fair and orderly distribution of the shares. For example, large orders may be reduced to insure a public distribution.

         Immediately following the effective date of our registration statement, our prospectus will be posted on the web site of Main Street IPO.com, Inc., which is located at www.MainStreetIPO.com. MainStreetIPO.com was established to provide companies with a web site to, and advice regarding, offering their capital stock to the public through an electronic auction. We have licensed space on their web site for up to 90 days to conduct our offering, and have consulted with their management regarding our offering. Main Street IPO.com, Inc. is not serving as an underwriter, broker or agent for our offering. Main Street IPO.com states its purpose to be to enable "any individual to bid on any IPO of their choice. The site enables any corporation the ability to perform their own self underwritten (Direct IPO) using a Dutch Auction of their registered shares." We have been informed that we are likely to be the first company to conduct an offering using MainStreet IPO.com, therefore, we are not able to determine their ability to realize their stated purpose or if this format of conducting a direct initial public offering will be successful.

         Price and volume volatility in the market for our common stock may result from the somewhat unique nature of the proposed plan of distribution. Price and volume volatility in the market for our common stock after the completion of this offering may adversely affect the market price of our common stock.

       Prior to the offering, there has been no public market for our common stock. The initial public offering price for the common stock will be determined by the process described above and does not necessarily bear any direct relationship to our assets, current earnings or book value or to any other established criteria of value, although these factors were considered in establishing the initial public offering price range. Other factors considered in determining the initial public offering price range include:

       /bullet/ market conditions;

       /bullet/ the industry in which we operate;

       /bullet/ an assessment of our management;

       /bullet/ our initial operating results;

       /bullet/ our business potential; and

       /bullet/ other factors deemed relevant.

       If securities broker-dealers seek to participate in our distribution by soliciting purchase orders which the broker-dealers place for our shares, and those orders result in them receiving shares in our auction, we may allow those broker-dealers a discount within NASD guidelines. We have not sought any securities broker-dealers to solicit purchase orders for our shares in this auction process, we cannot assure whether or not we will choose to seek participating broker-dealers, and we have made no decision regarding the amount of any discount or if any discounts will be provided.

                            DESCRIPTION OF SECURITIES


       We are authorized to issue 100,000,000 shares of common stock, no par value. There are 3,852,400 of shares of our common stock currently issued and outstanding, which are held of record by 33 shareholders. There are options to purchase 260,000 shares of our stock currently held by our employees. There also are warrants to purchase up to 188,000 shares of our common stock, which are held by the selling shareholder. There currently is no public market for our common stock. We are offering a minimum of 600,000 shares and a maximum of 1,500,00 shares of our common stock to the general public in this offering. In this offering, the selling shareholder is offering 188,000 shares of our common stock that underlie its warrants. Following this offering, the market price of our common stock could decline as a result of the perception that a large number of shares of our common stock could be offered for sale in the market. After this offering, assuming the sale of the maximum number of 1,500,000 shares, 5,352,400 shares of common stock will be outstanding. An additional 188,000 shares would be outstanding upon exercise of the selling shareholder's warrants. Aggregated, these would be 5,540,400 shares of which 1,688,000 would be freely tradable shares eligible for sale in the public market. Together with shares not freely tradable upon the initial sale of our shares to the general public in this offering, our 5,540,400 outstanding shares would be eligible for sale in the public market as follows:

          NUMBER OF SHARES                 DATE
          ----------------                 ----

               1,688,000    After the date of this prospectus.

               240,000 Upon the filing of a registration statement to register for resale shares of common stock issuable upon the exercise of options granted under our stock option plan.

               20,000 Upon vesting of 4,000 per year and the filing of a registration statement to register for resale, shares of common stock issuable upon exercise of options granted under our stock option plan.

               2,328,400    At various times after December 24, 1999, as
                            permitted under Rule 144 under the Securities Act.

               1,524,000    At various times after December 24, 1999, in limited
                            amounts as permitted under Rule 144 under the Securities Act.

       In general, under Rule 144, as currently in effect, our affiliates or a person (or persons whose shares are required to be aggregated) who has beneficially owned shares for at least one year will be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

       /bullet/ 1% of the then outstanding shares of common stock (approximately
                55,404 shares immediately after this offering, assuming the maximum offering); or

       /bullet/ the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions.

       In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.


COMMON STOCK


       The holders of the common stock are entitled to one vote for each share held, and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. The holders of shares of our common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefore and to share pro rata in any distribution to stockholders. Upon liquidation, dissolution, or winding up of the company, the holders of our common stock are entitled to receive our net assets in proportion to the respective number of shares held by them after our payment of liabilities and liquidation preference on any preferred stock which may be outstanding. The holders of our common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock.

WARRANTS

       Our warrants, the underlying shares of which are being registered under this prospectus, were issued in connection with a one-year term loan. Warrants to purchase 188,000 shares of common stock were issued in August 1999. The warrants are exercisable at an exercise price of $5.00 per share at any time until such time as our common stock is traded on a national market or listing system, at which time the exercise price shall be an amount equal to the average closing bid price of our common stock on the exchange or listing system for the five trading days immediately preceding the exercise of the warrants.

       The exercise price of $5.00 per share for these warrants was based upon the most recent sale of our common stock when we entered into the warrant agreement. The warrant agreement was entered into in August 1999, and in July 1999 we sold 50,000 shares at $1.00 per share. In December 1999, we reverse-split our stock so that each five shares outstanding would equal one share.

       We have also granted the right to purchase 75,000 shares of our common stock at $7.50 per share to a consultant in November 1999. This right expires November 30, 2003. See "Management -- Consultants."

         The exercise price and number of shares of our common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations and reclassification of the common stock, or by our issuance of shares of our common stock or other securities convertible into common stock at a price below the fair market value of our common stock.

       The warrants do not confer upon their holders any voting, dividend or other rights as shareholders of the company.


PREFERRED STOCK


       Within the limits and restrictions contained in our Articles of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock, no par value per share in one or more series, and to fix, as to any such series, the dividend rate, redemption prices, preferences on liquidation or dissolution, sinking fund terms, if any, conversion rights, voting rights and any other preference or special rights and qualifications. There are presently authorized 500,000 shares of Series A Convertible Preferred Stock (as described below), of which we have issued 247,000 shares to 1231912 Ontario Inc., a Canadian corporation, of which 197,000 are currently outstanding.

       Shares of our preferred stock could be utilized, under certain circumstances, to make an attempt to gain control of the company more difficult or time consuming. For example, shares of our preferred stock could be issued with certain rights which might have the effect of diluting the percentage of our common stock owned by a significant stockholder, or issued to purchasers who might side with management in opposing a takeover bid, which our Board of Directors determines is not in the best interests of our company and its shareholders. A takeover transaction frequently affords shareholders the opportunity to sell their shares at a premium over current market prices. Our Board of Directors has not authorized any series of preferred stock other than the Series A Convertible Preferred Stock.


SERIES A CONVERTIBLE PREFERRED STOCK

       The holders of the Series A Convertible Preferred Stock will earn an annual dividend of 4%. The Series A Preferred Stock is non-voting and non-participating. The Series A Preferred Stock has a liquidation preference of $1.00 per share.


       The company has the right to redeem, in whole or in part, upon 30 days' written notice, the Series A Preferred Stock at a redemption price of $1.00 per share plus all accumulated dividends thereon.


STOCK TRANSFER AGENT

       The stock transfer agent for our common stock is Nevada Transfer and Trust Company.

STOCKHOLDER REPORTS

         We furnish our stockholders with annual reports containing audited financial statements and may furnish our stockholders with quarterly or semi-annual reports containing unaudited financial information.

DIVIDEND POLICY


         We have not paid any dividends on our common stock and we intend to retain all earnings for use in our operations and to finance the development and the expansion of our business. We do not anticipate paying any dividends on the common stock in the foreseeable future. The payment of dividends is within the discretion of our Board of Directors. Any future decision with respect to dividends will depend on future earnings, future capital needs and our operating and financial condition, among other factors.


                                  LEGAL MATTERS


         The validity of the shares of common stock offered hereby will be passed upon for the company by Adorno & Zeder, P.A., 2601 S. Bayshore Drive, Suite 1600, Miami, Florida 33133.


                                     EXPERTS


         Our audited, consolidated financial statements for the period from inception (December 24, 1998) to June 30, 1999, included in this prospectus have been included in reliance on the report of Edward Isaacs & Company, LLP, independent auditors, as set forth in their report appearing elsewhere herein, and have been included upon our reliance on their report, given on their authority as experts in auditing and accounting.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION


         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the shares of common stock being offered in this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. For further information about us and the common stock being offered by this prospectus, you may read the materials we have filed with the SEC without charge at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511 or Seven World Trade Center, New York, New York 10048. You can also obtain copies of these materials at prescribed rates from the Public Reference Section of the SEC in Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

         Our SEC filings and the registration statement can also be reviewed by accessing the SEC's internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the SEC.

                          AUDITED FINANCIAL STATEMENTS

                  YAK COMMUNICATIONS (USA), INC. AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                        FOR THE PERIOD DECEMBER 24, 1998
                    (INCEPTION) TO JUNE 30, 1999 AND FOR THE
                      THREE MONTHS ENDED SEPTEMBER 30, 1999

                          INDEX TO FINANCIAL STATEMENTS

                                                                                    PAGE
                                                                                    ----
CONSOLIDATED FINANCIAL STATEMENTS:

Independent Auditors' Report                                                          F-2

Consolidated Balance Sheets - June 30, 1999 and September 30, 1999 (Unaudited)        F-3

Consolidated Statements of Operations and Deficit for the Period
   December 24, 1998 (Inception) to June 30, 1999 and for the
   Three Months Ended September 30, 1999 (Unuaudited)                                 F-4

Consolidated Statements of Cash Flows for the Period December 24, 1998
   (Inception) to June 30, 1999 and for the Three Months Ended
   September 30, 1999 (Unuaudited)                                                    F-5

Notes to Consolidated Financial Statements                                         F-6 - F-12


                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Yak Communications (USA), Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of Yak Communications (USA), Inc. and subsidiary as of June 30, 1999, and the related consolidated statements of operations and deficit, and cash flows for the period December 24, 1998 (inception) to June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Yak Communications (USA), Inc. and subsidiary as of June 30, 1999, and the consolidated results of their operations and cash flows for the period December 24, 1998 (inception) to June 30, 1999, in conformity with generally accepted accounting principles.

                                                     EDWARD ISAACS & COMPANY LLP

New York, New York

August 15, 1999, except Note 5 as to which the date is December 17, 1999


                  YAK COMMUNICATIONS (USA), INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                                                       JUNE 30,       SEPTEMBER 30,
                                                                         1999             1999
                                                                     -----------      -----------
                               ASSETS                                                 (UNAUDITED)
CURRENT ASSETS:
       Cash                                                          $    42,279      $   122,991
       Accounts receivable                                                    --          142,738
       Other receivables                                                  53,758               --
       Prepaid expenses                                                       --           16,358
                                                                     -----------      -----------

            TOTAL CURRENT ASSETS                                          96,037          282,087
                                                                     -----------      -----------
PROPERTY AND EQUIPMENT                                                   609,965          779,047
                                                                     -----------      -----------
OTHER ASSETS:
       Deposits with long distance carriers                               84,688           85,196
       Security deposits                                                  19,132           19,084
                                                                     -----------      -----------
            TOTAL OTHER ASSETS                                           103,820          104,280
                                                                     -----------      -----------
                                                                     $   809,822      $ 1,165,414
                                                                     ===========      ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
       Accounts payable                                              $   110,830      $   411,053
       Notes payable - credit facility                                        --           63,573
       Current maturities of capital lease obligations                    72,903          120,121
       Loan payable                                                           --          100,000
                                                                     -----------      -----------
            TOTAL CURRENT LIABILITIES                                    183,733          694,747
                                                                     -----------      -----------
LONG-TERM DEBT:
       Obligations under capital leases, less current maturities          35,507           75,680
                                                                     -----------      -----------
SHAREHOLDERS' EQUITY:
       Capital stock                                                     727,510          772,510
       Unearned services                                                 (10,000)              --
       Other comprehensive income - translation adjustment                18,396           19,938
       Deficit                                                          (145,324)        (397,461)
                                                                     -----------      -----------
            TOTAL SHAREHOLDERS' EQUITY                                   590,582          394,987
                                                                     -----------      -----------
                                                                     $   809,822      $ 1,165,414
                                                                     ===========      ===========

See notes to consolidated financial statements.

                  YAK COMMUNICATIONS (USA), INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

                                            FOR THE PERIOD
                                             DECEMBER 24,
                                                  1998         THREE MONTHS
                                             (INCEPTION) TO       ENDED
                                                JUNE 30,       SEPTEMBER 30,
                                                  1999              1999
                                              -----------      -----------
                                                                 (UNAUDITED)
SALES:
     Dial-A-Round                             $        --      $   111,002
     Carrier resale                                    --          449,992
                                              -----------      -----------

                                                       --          560,994
                                              -----------      -----------
COST OF SALES:
     Long Distance Services:
        Dial-A-Round                                   --           77,244
        Carrier resale                                 --          433,257
                                              -----------      -----------
                                                       --          510,501

     Switch costs                                  30,445           51,292
     Processing costs                                  --           14,933
                                              -----------      -----------
                                                   30,445          576,726
                                              -----------      -----------
GROSS PROFIT (LOSS)                               (30,445)         (15,732)
                                              -----------      -----------
OPERATING EXPENSES:
     Selling, general and administrative          106,690          189,413
     Depreciation                                      --           41,000
     Interest                                       8,189            5,992
                                              -----------      -----------
                                                  114,879          236,405
                                              -----------      -----------
        NET LOSS                                 (145,324)        (252,137)

DEFICIT at beginning                                   --         (145,324)
                                              -----------      -----------
        DEFICIT at end                        $  (145,324)     $  (397,461)
                                              ===========      ===========
        BASIC AND DILUTED LOSS PER SHARE      $     (0.04)     $     (0.07)
                                              ===========      ===========
        WEIGHTED AVERAGE NUMBER OF SHARES       3,788,128        3,844,022
                                              ===========      ===========

See notes to consolidated financial statements.


                  YAK COMMUNICATIONS (USA), INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              FOR THE PERIOD
                                                                               DECEMBER 24,
                                                                                   1998        THREE MONTHS
                                                                              (INCEPTION) TO      ENDED
                                                                                  JUNE 30,     SEPTEMBER 30,
                                                                                   1999            1999
                                                                              --------------   -------------
                                                                                               (UNAUDITED)
OPERATING ACTIVITIES:
     Net loss                                                                    $(145,324)     $(252,137)
     Adjustments to reconcile net loss to net cash used in
        operating activities:
           Depreciation                                                                 --         41,000
           Amortization of unearned services                                            --         10,000
           Increase (decrease) in cash attributable to changes in assets and liabilities:
                 Accounts receivable                                                    --       (142,738)
                 Other receivables                                                 (53,758)        53,758
                 Prepaid expenses                                                       --        (16,358)
                 Accounts payable                                                   37,594        300,223
                                                                                 ---------      ---------

                 NET CASH USED IN OPERATING ACTIVITIES                            (161,488)        (6,252)
                                                                                 ---------      ---------
INVESTING ACTIVITIES:
     Purchase of property and equipment                                           (557,495)      (103,561)
     Deposits with long distance carriers                                          (84,688)          (508)
     Security deposits                                                             (19,132)            48
                                                                                 ---------      ---------
                 NET CASH USED IN INVESTING ACTIVITIES                            (661,315)      (104,021)
                                                                                 ---------      ---------
FINANCING ACTIVITIES:
     Proceeds from short-term debt                                                      --        163,573
     Proceeds from long-term debt                                                  133,655             --
     Repayment of long-term debt                                                   (25,245)       (19,884)
     Proceeds from issuance of common and preferred stock                          775,000         50,000
     Offering costs                                                                (41,260)        (5,000)
                                                                                 ---------      ---------
                 NET CASH PROVIDED BY FINANCING ACTIVITIES                         842,150        188,689
                                                                                 ---------      ---------
EFFECTS OF FOREIGN EXCHANGE:
     Translation adjustment                                                         18,396          1,542
     Foreign exchange gain - net                                                     4,536            754
                                                                                 ---------      ---------
                 NET EFFECT OF FOREIGN EXCHANGE                                     22,932          2,296
                                                                                 ---------      ---------
                 NET INCREASE IN CASH                                               42,279         80,712

CASH at beginning of period                                                             --         42,279
                                                                                 ---------      ---------
                 CASH at end of period                                           $  42,279      $ 122,991
                                                                                 =========      =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Interest paid                                                               $   5,434      $   5,992
                                                                                 =========      =========
NON-CASH TRANSACTIONS:
     Capital lease obligation for equipment                                      $      --      $ 107,275
                                                                                 =========      =========
     Payable for acquisition of equipment and offering costs                     $  73,236      $  60,202
                                                                                 =========      =========
     Issuance of common stock for services                                       $  10,000      $      --
                                                                                 =========      =========
     Redemption of Series A Preferred Stock in satisfaction of payable
        for common stock                                                         $  50,000      $      --
                                                                                 =========      =========

See notes to consolidated financial statements

                  YAK COMMUNICATIONS (USA), INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE
               THREE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION AND BASIS OF PRESENTATION:

         The consolidated financial statements include the accounts of Yak Communications (USA), Inc., which was incorporated on December 24, 1998 in the state of Florida, and its wholly-owned Canadian subsidiary, Yak Communications (Canada), Inc. (collectively hereinafter referred to as the "Company"). These statements reflect the transactions of Canada from the date it commenced activities on October 15, 1998. The Company is a switch based reseller specializing in offering dial-around services to consumers. In July 1999, the Company began offering its services to consumers.

         The Company was in the development stage through June 30, 1999 and its efforts were principally devoted to organizational activities, raising capital and developing facilities to provide long distance services. In the third calendar quarter, the Company began providing calling services. The Company is dependent upon its ability to obtain additional sources of financing to fund its working capital requirements for continuing development and operations. The Company is considering several financing alternatives, including equity financing to fund such requirements. While the Company has in the past, been able to maintain access to adequate external financing sources on acceptable terms, no assurance can be given that such access will continue.

         USE OF ESTIMATES:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         COMPUTATION OF LOSS PER SHARE:

         Basic loss per share is computed by dividing the loss attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted loss per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental common shares issuable upon exercise of convertible preferred stock and stock options. Computation of diluted earnings per share is not reflected, because including potential common shares will result in an anti-dilutive per share amount due to the loss in the periods presented.

         FOREIGN CURRENCY TRANSLATION AND FOREIGN ASSETS:

         In accordance with the provisions of Statement of Financial Accounting Standards, No. 52, "Foreign Currency Translation," assets and liabilities of the Company's foreign subsidiary were translated into United States dollars at their year-end exchange rates. Operations for the three month period ended September 30, 1999 were translated at an average exchange rate for the period. For the foreign entity which utilizes its local currency as its functional currency, resulting translation gains and losses are included in other comprehensive income. Gains or losses resulting from foreign exchange transactions are reflected in earnings.

         Foreign exchange gains of approximately $4,536 are reflected in earnings for the period ended June 30, 1999.

         Significant foreign assets of the Company are as follows at June 30, 1999:

                  Deposits with long distance carriers            $   84,688
                  Property and equipment, at cost                  $ 609,965

                  YAK COMMUNICATIONS (USA), INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE
               THREE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         PROPERTY AND EQUIPMENT:

         Depreciation of property and equipment is provided for by the straight-line method over the estimated useful lives of the assets. Maintenance, repairs and minor renewals are charged to income as incurred, whereas the cost of significant improvements is capitalized.

         No depreciation has been recorded at June 30, 1999 as operations had not yet commenced. Depreciation of $41,000 was charged to operations for the three months ended September 30, 1999.

         UNAUDITED INTERIM FINANCIAL STATEMENTS:

         The accompanying financial statements of the Company as of September 30, 1999 and for the three months then ended are unaudited. All adjustments (consisting only of normal recurring adjustments) have been made which, in the opinion of management, are necessary for a fair presentation thereof. Results of operations for the three months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the full year or for any future period.

         ADVERTISING EXPENSE:

         Advertising costs are expensed as incurred.

         STOCK OPTION PLAN:

         The Company accounted for stock options issued to employees in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 and provide pro forma net income or loss disclosures for employee stock option grants as if the fair value based method, as defined in SFAS No. 123, has been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS No. 123.

         COMPREHENSIVE INCOME:

         The Company reports and presents comprehensive income and its components in accordance with SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires only additional disclosures in the financial statements; it does not affect the Company's financial position or results of operations.

                  YAK COMMUNICATIONS (USA), INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE
               THREE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         COMPREHENSIVE INCOME: (Continued)

         Other comprehensive income is comprised of the foreign translation adjustment arising from the conversion from Canadian dollars to U.S. dollars and is presented as a separate item in the shareholders' equity section. Comprehensive income for the period ended June 30, 1999 and the three months ended September 30, 1999 consists of:

                                                  JUNE 30,         SEPTEMBER 30,
                                                    1999                1999
                                               --------------      -------------
                                                                    (UNAUDITED)

          Net loss                               $   (145,324)     $   (252,137)
          Foreign currency translation gain            18,396             1,542
                                                 ------------      ------------
                         Comprehensive Income    $   (126,928)     $   (250,595)
                                                 ============      ============

         FAIR VALUE OF FINANCIAL INSTRUMENTS:

         Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of the fair value of certain financial instruments for which it is practicable to estimate fair value. For purpose of the disclosure requirements, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying values of cash, receivables, accounts payable, notes payable - credit facility and loan payable are reasonable estimates of their fair value due to the short-term maturity of underlying financial instruments. The carrying value of the long-term debt is a reasonable estimate of its fair value based on current rates for equipment obligations.

2.       PROPERTY AND EQUIPMENT

         Property and equipment is stated at cost and consist of the following at June 30, 1999:

         Telecom switching systems                                    $  408,574
         Billing, administrative and customer service systems            190,880
         Furniture, fixtures and office equipment                         10,511
                                                                      ----------
                                                                      $  609,965
                                                                      ==========

                  YAK COMMUNICATIONS (USA), INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE
               THREE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED)

3.       DEBT

         CREDIT FACILITY:

         The Company has entered into an agreement with a corporation (lender), controlled by a shareholder and director of the Company, to provide cash advances or third party loans up to $435,000 based upon available accounts receivable. The cash advances bear interest at 12% and the interest rate on any third party advances shall not exceed the bank's prime rate plus 1-1/2%. The lender has agreed to waive any interest calculated on its cash advances provided the credit is not in default. As security for these advances, the Company has agreed to pledge its accounts receivable and has provided a general security agreement over all its assets. This agreement expires March 15, 2006. As of June 30, 1999, there were no advances under this agreement ($63,573 was advanced as of September 30, 1999).

         LONG-TERM DEBT:

         Long-term debt consists of the following at June 30, 1999:

         Obligation under a capital lease                              $ 108,410
         Less: Current maturities                                         72,903
                                                                       ---------

         Long-term portion, maturing in fiscal 2001                    $  35,507
                                                                       =========

         On August 15, 1999, the Company received a $100,000 loan which bears interest at 10% per annum. Principal and interest are due in one year. As consideration for the loan the Company issued warrants for the right to purchase 188,000 common shares for a two-year term. Each warrant is exercisable at the average closing price per share for the previous five trading days or, if the stock does not trade on a National Securities Exchange, $5.00 per share.

4.       RELATED PARTY TRANSACTIONS

         All of the carrier resale revenue is generated from the sale of wholesale dial-around services to a corporation controlled by a shareholder and director. Carrier resale revenue for the three months ended September 30, 1999 was $449,992 (there was none at June 30,
         1999).

5.       CAPITAL STOCK

         COMMON STOCK:

         At inception, the Company issued 3,760,000 shares of common stock at $.01 per share. 201,600 of these shares were issued in consideration for $10,000 in future marketing services to be rendered.

         Pursuant to a private placement offering in March 1999, the Company issued 80,000 shares of common stock in April 1999. The total proceeds for the private offering were $400,000. Total costs associated with the offering were $57,490.

         STOCK SPLIT:

         On December 17, 1999, the Board of Directors authorized a 1 for 5 reverse stock split of the common stock. All share and per share data have been restated in these financial statements for all periods presented to reflect this stock split.

                  YAK COMMUNICATIONS (USA), INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE
               THREE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED)

5.       CAPITAL STOCK (Continued)

         SERIES A CONVERTIBLE PREFERRED STOCK:

         In January 1999, the Company issued 247,000 shares of Series A Convertible Preferred Stock at $1.00 per share. These shares are convertible at the holders option into common stock at a conversion rate of one share of common stock for each share of Series A Preferred Stock. The holders of Series A Preferred Stock are entitled to receive an annual cash dividend of 4% per share. The Company may redeem the Series A Preferred Stock at a redemption price of $1.00 per share.

         As of June 30, 1999, 50,000 shares of Series A Preferred Stock were redeemed for $50,000 and the payment was applied to the shareholder's purchase of common stock.

         Capital stock consists of:

                                                                                     JUNE 30          SEPTEMBER 30,
                                                                                      1999                1999
                                                                                   ----------         -------------
                                                                                                       (UNAUDITED)
         Series A Convertible Preferred shares - 500,000 shares authorized, par
           value $1.00 per share; issued and outstanding - 197,000 shares           $ 197,000           $ 197,000

         Common shares - 100,000,000 shares authorized, No par value, stated
           value $0.05 per share, issued and outstanding - 3,840,000 and
           3,850,000 shares at June 30, 1999 and September 30, 1999, respectively     192,000             192,500

         Additional paid-in capital                                                   338,510             382,510
                                                                                    ---------           ---------

                                                                                    $ 727,510           $ 772,510
                                                                                    =========           =========

         On August 24, 1999, the Company issued 10,000 shares of common stock for $50,000.

6.       INCOME TAXES

         As of June 30, 1999, the Company has a net operating loss ("NOL") of $145,324, that may be applied against earnings of future years, not later than 2006. The deferred tax benefit of $64,000 applicable to the NOL has been offset by a valuation allowance.

7.       COMMITMENTS

         LEASES:

         The Company leases space for its office and switch facilities under operating leases with month-to-month terms. Rent expense was $9,249 for the period ended June 30, 1999.

                  YAK COMMUNICATIONS (USA), INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE
               THREE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED)

7.       COMMITMENTS (Continued)

         LEASES: (Continued)

         The Company leases equipment under capital leases which expire through 2001. At June 30, 1999, future minimum lease payments under capital leases (including a capital lease entered into subsequent to the balance sheet date) are as follows:

                2000                                          $  139,738
                2001                                              95,571
                                                              ----------

                Total minimum payments                           235,309
                Less: Amounts representing interest               19,624
                                                              ----------
                                                              $  215,685
                                                              ==========

         On August 1, 1999, the Company added approximately $150,000 to its telephone switching systems. These additions were funded by working capital and a capital lease obligation of $107,275.

         EMPLOYMENT AGREEMENT:

         Effective July 1, 1999, the Company executed a five-year employment agreement with its chief executive which provides for annual compensation of $100,000 in the initial year and is subject to review annually thereafter.

8.       STOCK OPTION PLAN

         Effective June 30, 1999, the Company adopted a Stock Option Plan (the
         Plan) which permits the issuance of stock options to selected employees and directors. The Company reserved 640,000 shares of common stock for grant. Options granted may be either nonqualified or incentive stock options and will expire not later than 20 years from the date of grant (10 years for incentive options).

         On June 30, 1999, nonqualified options for 260,000 shares were granted and are exercisable at $5.00 per share through December 31, 2004. As the grant date of the options was the last day in the fiscal period, the pro forma disclosures required by SFAS No. 123 have not been presented as the effect on reported net loss is immaterial.

9.       ECONOMIC DEPENDENCE

         The Company is economically dependent upon Bell Canada to provide billing and collection services to its customers under a renewable agreement which expires in August 2000. The Company is also dependent upon a renewable agreement expiring in June 2000 with Stentor (an association of Canadian Provincial telephone companies) to provide billing, transport and handling services to its member companies.

                  YAK COMMUNICATIONS (USA), INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE
               THREE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED)

10.      YEAR 2000 ISSUE

         The Year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Data-sensitive systems may recognize the Year 2000 as 1900 or some other date, resulting in errors when information using Year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 issue may be experienced before, on, or after January 1, 2000 and if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure that could affect an entity's ability to conduct normal business operations. Although the Company has addressed its internal Year 2000 readiness, it is not possible to be certain that all aspects of the Year 2000 issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

11.      SUBSEQUENT EVENTS (UNAUDITED)

         On December 16, 1999, the Company executed a website license agreement with Main Street IPO.com to effectuate a proposed initial public offering of a minimum of 600,000, shares by way of electronic auction through Main Street IPO.com's website.

         In November 1999, the Company entered into a factoring agreement with a commercial lender for a $3,000,000 accounts receivable credit facility, subject to minimum monthly volume of $200,000.

         In November 1999, the Company entered into a one-year agreement for management consulting services which provides for fees of $175,000 and grants an option to purchase 75,000 shares of common stock for $7.50 per share. The option expires November 30, 2003.

         In December 1999, the Company issued 2,400 shares of common stock for consulting services rendered.

                                    PART TWO
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       The Florida Business Corporation Act (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Florida corporations. The Company's Articles of Incorporation (the "Articles") and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

       The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (i) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) deriving an improper personal benefit from a transaction, (iii) voting for or assenting to an unlawful distribution and (iv) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

       The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The estimated expenses payable by the Company in connection with the distribution of the securities being registered are as follows:


SEC Registration and Filing Fee ..................................     $4,692.65
Web Site Licensing Fee ...........................................   $100,000.00
Legal Fees and Expenses*  ........................................    $80,000.00
Video Presentation*...............................................    $10,000.00
Accounting Fees and Expenses*  ...................................    $20,000.00
Financial Printing*  .............................................    $10,000.00
Transfer Agent Fees*  ............................................    $10,000.00
Blue Sky Fees and Expenses*  .....................................    $15,000.00
Miscellaneous*  ..................................................     $2,500.00
                                                                     -----------
       TOTAL* ....................................................   $252,192.65
                                                                     ===========
----------
* Estimated
None of the foregoing expenses are being paid by the selling security holder.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.


         Upon incorporation, on December 24,1998, the Company issued an aggregate of 18,800,000 shares of "founders" Common Stock (subsequently reduced to 3,760,000 shares as a result of a 1 for 5 reverse stock split) to the following 24 individuals, all of whom are officers, directors, founders or entities for founders of the Company:

SUBSCRIBER                                             NUMBER OF SHARES
----------                                             ----------------
Charles Zwebner                                                 636,400
Joseph Genova                                                   318,200
Vince Genova                                                    318,200
Anthony Heller                                                  302,400
Michael Zwebner                                                 253,200
Mitchell Shore                                                  201,600
Murray Ruben                                                     27,200
Richard Sablon                                                   20,000
Jacquie Capote                                                   20,000
Bernard Gropper                                                  20,000
Ben Distaulo                                                     67,200
Sarah Wertheimer                                                 50,000
Evelyn Jacobs                                                    33,600
Mario Perez                                                      15,000
Minko Holdings Limited                                          170,000
David Brothman                                                  168,000
David Heller                                                    168,000
Lipmann Heller                                                  168,000
Evelyn E. Gestetner                                             168,000
Overseas Development Corporation                                150,000
the Ralquina Group Holdings Limited                             125,000
Calidon International Corporation Inc.                          120,000
Mcgovern & Mccowan Investment Corporation                       120,000
Balforita Investment Corporation                                120,000


The foregoing transaction was a transaction not involving a public offering and was exempt from the registration provisions of the securities act of 1933, as amended (the "act"), pursuant to section 4(2) thereof. Because the individuals and entities had access to all information pertaining to the company, the issuance was exempt from the registration requirements of the act, pursuant to section 4(2) of the act. The issuances under 4(2) to officers, directors, employees or legal counsel were to persons familiar with the operations of the company. Other issuances under 4(2) were to advisors. The Company believed that these advisors were sufficiently sophisticated to qualify for the exemption because they are in the business of advising corporations on marketing, finance or public relations, as the case may be, and are familiar with the business of the company.

         The Company sold 450,000 shares of Common Stock at $1.00 per share (90,000 shares at $5 per share as adjusted for the 1 for 5 reverse stock split) pursuant to a Confidential Private Offering Memorandum dated March 19, 1999, in which the Company offered a minimum of $250,000 (250,000 shares -- 50,000 as adjusted -- of Common Stock) and a maximum of $1,000,000 (1,000,000 shares -- 200,000 as adjusted -- of Common Stock) of the Company at $1.00 per share ($5.00 as adjusted) (the "Offering"). The 450,000 shares (90,000 as adjusted) of Common Stock were sold to the investors below. The offering resulted in receipt by the Company of $450,000.

SUBSCRIBER                            NUMBER OF SHARES
----------                            ----------------

GZNT Corporation                       50,000 (10,000 as adjusted)

Evelyn Jacobs                           2,500 (500 as adjusted)

Calidon International                 250,000 (50,000 as adjusted)

David Heller                           25,000 (5,000 as adjusted)

Evelyn E. Gestetner                    35,000 (7,000 as adjusted)

David Brothman                         12,500 (2,500 as adjusted)

Apropo Developments Limited            75,000 (15,000 as adjusted)


This Offering was exempt from registration under the Securities Act in reliance upon Rule 504 of Regulation D as a transaction by an issuer not involving a public offering. The recipients of securities in the Offering represented their intention to acquire the securities for investment only and not with a view to or sale in connection with any distribution. All recipients either received adequate information about the Company or had access, through employment or other relationships, to such information.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     EXHIBIT NO.           DESCRIPTION OF DOCUMENT
     -----------           -----------------------

          3.1 Articles of Incorporation of the Company as filed on December 24, 1998, with the Secretary of State of the State of Florida.*

          3.2 Articles of Amendment to the Articles of Incorporation of the Company, increasing the number of authorized common stock from 50 million shares to 100 million shares, as filed on June 4, 1999, with the Secretary of State of the State of Florida.*

          3.3 Articles of Amendment to the Articles of Incorporation of the Company, designating Series A Convertible Preferred Stock, as filed on July 27, 1999, with the Secretary of State of the State of Florida.

          3.4       Bylaws of the Company.*

          4 Warrant Agreement, dated August 15,1999, between the Company and Firmvest Capital Corp.*

           5.1      Opinion of Adorno & Zeder, P.A. re: legality*

          10.1      1999 Stock Option Plan.*

          10.2 Promissory Note, dated August 15, 1999, from the Company to Firmvest Capital Corp.*

          10.3 Credit Facility, dated June 14, 1999, between the Company and 1054311 Ontario Limited.*

          10.4 Billing and Collection Services Agreement, dated August 26, 1998, between the Company and Bell Canada.*

          10.5 Service Agreement, dated June 16, 1999, between Bell Canada, BE TEL, Island Telecom Inc., MTS Communications Inc., Maritime Tel & Tel Limited, NBTel Inc., NewTel Communications Inc., Saskatchewan Telecommunications, TELUS Communications Inc. (collectively referred to as "Stentor") and the Company.*

          10.6 Non-Qualified Stock Option Plan, dated June 30, 1999, from the Company to Charles Zwebner.*

          10.7 Employment Agreement between the Company, Yak Communications (Canada), Inc. and Charles Zwebner, dated July 1, 1999.*

          10.8 Management Consulting Agreement between the Company and Dillon Capital, Inc. dated November 30, 1999.

          10.9 Website License Agreement between the Company and Main Street IPO.com, Inc. dated December 16, 1999.

          10.10     $3,000,000 Credit Facility

          21        Subsidiaries

          23.1      Consent of Edward Isaacs & Company, LLP.

          23.2      Consent of Adorno & Zeder, P.A. (see Exhibit 5.1*)

          24        Power of Attorney*

          27        Financial Data Schedule

          -----------
          * Previously filed

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to
                          the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


Provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


       Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


The undersigned Registrant also undertakes that it will:

       (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

       (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, "hereunto duly authorized, in Toronto, Ontario, on December 28, 1999.


                                   YAK COMMUNICATIONS (USA), INC.

                                   BY:/s/  CHARLES ZWEBNER
                                      ---------------------
                                           CHARLES ZWEBNER

       Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.


        SIGNATURE                        TITLE                                     DATE
        ---------                        -----                                     ----

/s/  CHARLES ZWEBNER         Chairman of the Board, Chief Executive            December 28, 1999
-------------------          Officer, President and Director (Principal
     CHARLES ZWEBNER         Financial and Accounting Officer)


/s/ ANTHONY HELLER           Director                                          December 28, 1999
-------------------
    ANTHONY HELLER


/s/ BERNARD GROPPER          Secretary, Director                               December 28, 1999
-------------------
    BERNARD GROPPER


/s/ VINCENT GENOVA           Director                                          December 28, 1999
-------------------
    VINCENT GENOVA



EXHIBIT NO.         DESCRIPTION OF DOCUMENT
-----------         -----------------------

      3.1 Articles of Incorporation of the Company as filed on December 24, 1998, with the Secretary of State of the State of Florida.*

      3.2 Articles of Amendment to the Articles of Incorporation of the Company, increasing the number of authorized common stock from 50 million shares to 100 million shares, as filed on June 4, 1999, with the Secretary of State of the State of Florida.*

      3.3 Articles of Amendment to the Articles of Incorporation of the Company, designating Series A Convertible Preferred Stock, as filed on July 27, 1999, with the Secretary of State of the State of Florida.*

      3.4           Bylaws of the Company.*

      4 Warrant Agreement, dated August 15, 1999, between the Company and Firmvest Capital Corp.*

      5.1           Opinion of Adorno & Zeder, P.A. re: legality *

     10.1           1999 Stock Option Plan.*

     10.2 Promissory Note, dated August 15, 1999, from the Company to Firmvest Capital Corp.*

     10.3 Credit Facility, dated June 14, 1999, between the Company and 1054311 Ontario Limited.*

     10.4 Billing and Collection Services Agreement, dated August 26, 1998, between the Company and Bell Canada.*

     10.5 Service Agreement, dated June 16, 1999, between Bell Canada, BE TEL, Island Telecom Inc., MTS Communications Inc., Maritime Tel & Tel Limited, NBTel Inc., NewTel Communications Inc., Saskatchewan Telecommunications, TELUS Communications Inc. (collectively referred to as "Stentor") and the Company.*

     10.6 Non-Qualified Stock Option Plan, dated June 30, 1999, from the Company to Charles Zwebner.*

     10.7 Employment Agreement between the Company, Yak Communications (Canada), Inc. and Charles Zwebner, dated July 1, 1999.*

     10.8 Management Consulting Agreement between the Company and Dillon Capital, Inc. dated November 30, 1999.

     10.9 Website License Agreement between the Company and Main Street IPO.com, Inc. dated December 16, 1999.

     10.10          $3,000,000 Credit Facility

     21             Subsidiaries.

     23.1           Consent of Edward Isaacs & Company, LLP.

     23.2           Consent of Adorno & Zeder, P.A. (see Exhibit 5.1*).

     24             Power of Attorney.*

     27             Financial Data Schedule.

     ------------
     * Previously filed